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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ford Motor Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ford Motor Company

Notice of 2005

Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company
One American Road
Dearborn, Michigan 48126- 2798

April 6, 2005

DEAR SHAREHOLDERS:

Our 2005 annual meeting of shareholders will be held at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware, on Thursday, May 12, 2005. The annual meeting will begin promptly at 9:00 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions for requesting an admission ticket on page 4.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

WILLIAM CLAY FORD, JR.
Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders

of Ford Motor Company

Time:	9:00 a.m., Eastern Time, Thursday, May 12, 2005

Place:	Hotel du Pont 100 W. 11th Street Wilmington, Delaware

Proposals:	1. The election of directors.

2. The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent registered public accounting firm for 2005.

3. A shareholder proposal related to disclosure of certain compensation paid to executive officers.

4. A shareholder proposal related to the Company reporting on its lobbying efforts relative to CAFE standards.

5. A shareholder proposal related to limiting certain compensation paid to Named Executives.

6. A shareholder proposal related to tying executive compensation to reducing lifetime product greenhouse gas emissions.

7. A shareholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.

8. A shareholder proposal related to establishing an independent committee of the Board of Directors to evaluate any conflict of interest between holders of Class B Stock and holders of common stock.

Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 16, 2005.

Date of Mailing:	This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 6, 2005.

PETER J. SHERRY, JR.
Secretary

April 6, 2005

i

Defined Terms

“Annual Incentive Compensation Plan” means Ford’s Annual Incentive Compensation Plan.

“Class B Stock” means Ford’s Class B Stock.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

“Final Award” means shares of common stock and/or cash awarded by the Compensation Committee under a Performance Stock Right.

“Ford” or “we” or “Company” means Ford Motor Company.

“Long-Term Incentive Plan” means Ford’s 1990 or 1998 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 33.

“NYSE” means the New York Stock Exchange, Inc.

“Performance Stock Right” or “Stock Right” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, or cash, or a combination of cash and shares of common stock of equivalent value, based on performance against specified goals established by the Compensation Committee.

“Restricted Stock Equivalent” means, under the Long-Term Incentive Plan and the Restricted Stock Plan for Non-Employee Directors, the right to receive a share of common stock when the restriction period ends.

“SEC” means the United States Securities and Exchange Commission.

“Trust Preferred Securities” means the Ford Motor Company Capital Trust II 6.50% Cumulative Convertible Trust Preferred Securities.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 12, 2005, beginning at 9:00 a.m., Eastern Time, at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 6, 2005.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent registered public accounting firm, and consideration of six shareholder proposals, if presented at the meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 16, 2005. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Trust Preferred Securities cannot vote at this meeting.

On March 16, 2005, 1,760,025,639 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 16.561 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with EquiServe Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting:

• over the telephone by calling a toll-free number;

• electronically, using the Internet; or

• by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you are a company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, trustees may vote the shares held for you even if you do not direct them how to vote. In these cases, the trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they do receive instructions.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 45.

Proposals 1 and 2 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 8).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 8).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

• by submitting written notice of revocation to the Secretary of the Company;

• by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

• by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a shareholder of record and you plan to attend the annual meeting, please let us know when you return your proxy. If you indicate that you plan to attend, we’ll mail you a ticket that will admit the named shareholder(s) and one guest. If your ticket does not arrive in time, we can issue you a ticket at the door.

If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date.

Are there any rules regarding admission?

Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors

(Proposal 1 on the Proxy Card)

Fifteen directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

William Clay Ford, who has been a member of the Board of Directors since 1948, has informed the Board that he is not standing for re-election. The Board of Directors, however, has requested that Mr. Ford serve as Director Emeritus so that the Board may continue to avail itself of his wisdom, judgment and experience, and Mr. Ford has agreed to so serve. Mr. Ford will be entitled to attend Board and committee meetings and participate in discussion of matters that come before the Board or its committees, although he will not be entitled to vote upon any such matters and will no longer receive compensation as a non-employee Board member. The Board of Directors takes this opportunity to thank Mr. Ford for his 57 years of Board service and his innumerable contributions to the Company and its shareholders during that period.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met nine times during 2004. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2004. The nominees provided the following information about themselves as of February 1, 2005.

Nominees

John R. H. Bond
Age: 63 — Director Since: 2000

Principal Occupation: Group Chairman, HSBC Holdings plc, London, England

Recent Business Experience: Mr. Bond has been associated with The Hongkong Shanghai Banking Corporation for over 40 years. He was elected Group Chairman of HSBC Holdings plc in May 1998. He was Group Chief Executive Officer of HSBC Holdings from 1993 to 1998. From 1991 to 1993, he served as President and Chief Executive Officer of HSBC USA Inc., a wholly-owned subsidiary of HSBC Holdings, and which is now HSBC North America Holdings Inc. Mr. Bond was Chairman of the Institute of International Finance from 1998-2003.

Other Directorships: HSBC Holdings plc; Vodafone Group plc

Stephen G. Butler
Age: 57 — Director Since: 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Other Directorships: Cooper Industries, Ltd.; ConAgra Foods, Inc.

Kimberly A. Casiano
Age: 47 — Director Since: 2003

Principal Occupation: President and Chief Operating Officer, Casiano Communications, Inc., San Juan, Puerto Rico

Recent Business Experience: Ms. Casiano was appointed President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company, in 1994. From 1987 to 1994, she held a number of management positions within Casiano Communications in both the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Trustees of the Hispanic College Fund, the Small Business and Access America Committees of the U.S. Chamber of Commerce, and the Procurement Council of the U.S. Hispanic Chamber of Commerce.

Edsel B. Ford II
Age: 56 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company. Mr. Ford serves as Chairman of the Federal Reserve Bank of Chicago, Detroit Branch. He also serves as Chairman of the National Advisory Board of the Salvation Army.

William Clay Ford, Jr.
Age: 47 — Director Since: 1988

Principal Occupation: Chairman of the Board of Directors and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., and Chairman of the Board of Trustees of The Henry Ford. He also is a Vice Chairman of Detroit Renaissance and a Trustee of Princeton University.

Irvine O. Hockaday, Jr.
Age: 68 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001.

Other Directorships: Aquila, Inc.; Crown Media Holdings, Inc.; Dow Jones & Company, Inc.; Sprint Corp.; The Estee Lauder Companies, Inc.

Marie-Josée Kravis
Age: 55 — Director Since: 1995

Principal Occupation: Senior Fellow, Hudson Institute Inc., Washington, D.C.

Recent Business Experience: Mrs. Kravis was appointed a senior fellow of the Hudson Institute Inc., in 1994. Prior to that time, and since 1978, she served as Executive Director of the Hudson Institute of Canada.

Other Directorships: Vivendi Universal; IAC/ InterActiveCorp.

Richard A. Manoogian
Age: 68 — Director Since: 2001

Principal Occupation: Chairman of the Board and Chief Executive Officer, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968 and, in 1985, became Chairman. Mr. Manoogian is a member of the board of Detroit Renaissance, The Henry Ford and a member of The American Business Conference.

Other Directorships: Masco Corporation; Metaldyne Corporation; JPMorgan Chase & Co.

Ellen R. Marram
Age: 57 — Director Since: 1988

Principal Occupation: Managing Director, North Castle Partners, LLC, Greenwich, Connecticut

Recent Business Experience: Ms. Marram was appointed Managing Director of North Castle Partners, LLC, a private equity firm, effective September 2000. Ms. Marram served as President and CEO of efdex inc. from August 1999 to May 2000. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships: The New York Times Company; Eli Lilly and Company.

Homer A. Neal
Age: 62 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, and Interim President Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics and Interim President Emeritus at the University of Michigan. He joined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory and the Smithsonian Institution and currently is a member of the Board of Trustees of the Center for the Study of the Presidency.

Jorma Ollila
Age: 54 — Director Since: 2000

Principal Occupation: Chairman of the Board, Chief Executive Officer and Chairman of the Group Executive Board, Nokia Corporation, Finland

Recent Business Experience: Mr. Ollila has been Chairman of the Board and Chief Executive Officer of Nokia since 1999. He also has been Chairman of its Group Executive Board since 1992. He was President and Chief Executive Officer from 1992 to 1999, a member of its Board of Directors since 1995 and a member of its Group Executive Board since 1986. He also held various other positions since joining Nokia in 1985. From 1978 to 1985, Mr. Ollila held various positions with Citibank Oy and Citibank N.A.

Other Directorships: Nokia Corporation; UPM-Kymmene Corporation

James J. Padilla
Age: 58 — Director Since: February 2005
Principal Occupation: President and Chief Operating Officer, Ford Motor Company

Recent Business Experience: Mr. Padilla was elected President and COO of the Company on February 1, 2005. Prior to that time, he had been COO and Chairman, Automotive Operations, since May 1, 2004. Mr. Padilla was appointed Executive Vice President, President of the Americas, on December 15, 2003, and prior to that time held senior leadership roles in Ford’s North and South American operations since July 2001. Prior to that, Mr. Padilla was Group Vice President, Global Manufacturing and Quality. Mr. Padilla joined Ford in 1966 and has served in several senior management positions, including Director of Engineering and Manufacturing, Jaguar Cars, Ltd. In June 2004, Mr. Padilla received from the Mexican government the Ohtli Award, the highest recognition that can be bestowed on a person of Mexican heritage living outside Mexico. On June 15, 2004, Mr. Padilla was appointed to the U.S. Chamber of Commerce Manufacturing Council.

Carl E. Reichardt
Age: 73 — Director Since: 1986

Principal Occupation: Retired Vice Chairman, Ford Motor Company

Recent Business Experience: On August 1, 2003, Mr. Reichardt retired as Vice Chairman of Ford, a position he had held since October 2001. Previously Mr. Reichardt served as Chairman and CEO of Wells Fargo & Company from 1983 until his retirement on December 31, 1994.
Other Directorships: ConAgra Foods, Inc.

Robert E. Rubin
Age: 66 — Director Since: 2000

Principal Occupation: Director, Chairman of the Executive Committee and Member of the Office of the Chairman, Citigroup Inc., New York, New York

Recent Business Experience: Before joining Citigroup in 1999, Mr. Rubin served as U.S. Secretary of the Treasury from 1995 to 1999. He previously served from 1993 to 1995 in the White House as Assistant to the President for Economic Policy and, in that capacity, directed the activities of the National Economic Council. Prior to that time, Mr. Rubin spent 26 years at Goldman, Sachs & Co., where he served as Co-Senior Partner and Co-Chairman from 1990 to 1992, and Vice Chairman and Co-Chief Operating Officer from 1987 to 1990.

Other Directorships: Citigroup Inc.

John L. Thornton
Age: 51 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. on July 1, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously co-chief executive of Goldman Sachs International, the firm’s business in Europe, the Middle East and Africa. Mr. Thornton joined Goldman Sachs in 1980 and was named a partner in 1988. Mr. Thornton continues to serve as senior advisor to Goldman Sachs. He also is the Chairman of the Board of Trustees of the Brookings Institution.

Other Directorships: News Corporation; Intel, Inc.; China Netcom Group Corporation (Hong Kong) Limited

Committees of the Board of Directors

Audit Committee

Number of Members: 5 Members: Irvine O. Hockaday, Jr. (Chair) Stephen G. Butler Ellen R. Marram Homer A. Neal Jorma Ollila Number of Meetings in 2004: 10	Functions:
Selects the independent registered public accounting firm to audit Ford’s books and records, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also reviews any proposed non-audit engagement between the Company and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices, financial structure, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.

Discusses earnings releases and guidance provided to the public and rating agencies.

As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.

Prepares and publishes an annual report of the Audit Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members: 4 Members: Marie-Josée Kravis (Chair) John R. H. Bond Richard A. Manoogian Robert E. Rubin Number of Meetings in 2004: 9	Functions:
Establishes and reviews the overall executive compensation philosophy of the Company.

Reviews and approves Company goals and objectives relevant to CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the CEO and other executive officers.

Considers and makes recommendations on Ford’s executive compensation plans and programs.

Compensation Committee (continued)

Prepares and publishes an annual report of the Compensation Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Compensation Committee Charter.

Reports to the Board of Directors about these matters.

Environmental and Public Policy Committee

Number of Members: 7 Members: William Clay Ford, Jr. (Chair) John R. H. Bond Kimberly A. Casiano Edsel B. Ford II Ellen R. Marram Homer A. Neal Jorma Ollila Number of Meetings in 2004: 2	Functions:
Reviews environmental, public policy and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainable manufacturing and public policy.

Reviews with management the Company’s annual Corporate Citizenship Report.

Assesses annually the adequacy of the Environmental and Public Policy Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee

Number of Members: 9

Members:
  Carl E. Reichardt (Chair)
  Stephen G. Butler
  Kimberly A. Casiano
  Edsel B. Ford II
  William Clay Ford
  William Clay Ford, Jr.
  Homer A. Neal
  Robert E. Rubin
  John L. Thornton

Number of Meetings in 2004: 6	Functions:
Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company’s cash and funding plans and other Treasury matters, the Company’s health care costs and plans for funding such costs, and the Company’s policies with respect to financial risk assessment and financial risk management.

Approves capital expenditures for product programs within the scope of an annual capital expenditure budget and schedule approved by the Board of Directors. Reviews the Corporate Business Plan and Budget and conducts, as required, detailed operational and cash strategy reviews.

Reviews the Company’s pension strategy and performance.

Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 11

Members:
  Ellen R. Marram (Chair)
  John R. H. Bond
  Stephen G. Butler
  Kimberly A. Casiano
  Irvine O. Hockaday, Jr.
  Marie-Josée Kravis
  Richard A. Manoogian
  Homer A. Neal
  Jorma Ollila
  Robert E. Rubin
John L. Thornton	Functions:
Makes recommendations on:

• the nominations or elections of directors; and

• the size, composition and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board.

Develops and recommends to the Board corporate governance principles and guidelines.

Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees or the elimination of committees.

Number of Meetings in 2004: 5	Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Prepares and publishes an annual report of the Nominating and Governance Committee to be included in the Company’s proxy statement.

Considers shareholder suggestions for nominees for director (other than self-nominations). See the Nominating and Governance Committee Report on pp. 15-16.

Assesses annually the adequacy of the Nominating and Governance Committee Charter. Reports to the Board of Directors about these matters.

Audit Committee Report

The Audit Committee is composed of five directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix I and also can be found on the Company’s website, www.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting, and management’s assessment of the internal controls over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

PricewaterhouseCoopers served as the Company’s independent registered public accounting firm in 2004 and 2003. The Company paid PricewaterhouseCoopers $40.9 million and $25.3 million for audit services for the years ended December 31, 2004 and 2003, respectively. Audit services consisted of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.

Audit-Related Fees

The Company paid PricewaterhouseCoopers $2.9 million and $5.5 million for audit-related services for the years ended December 31, 2004 and 2003, respectively. Audit-related services included due diligence for mergers, acquisitions, and divestitures, employee benefit plan audits, attestation services, internal control reviews and assistance with interpretation of accounting standards.

Tax Fees

The Company paid PricewaterhouseCoopers $19.0 million and $15.8 million for tax services for the years ended December 31, 2004 and 2003, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, tax advice related to mergers, acquisitions and divestitures, and tax return preparation services provided to international service employees (“ISEs”) to minimize the cost to the Company of these assignments. Of the fees paid for tax services, the Company paid 49.5% and 40.5% for tax compliance and the preparation of Company tax returns in 2004 and 2003, respectively. In 2005, the Company is transitioning to a new service provider for tax return preparation services to ISEs.

All Other Fees

The Company did not engage PricewaterhouseCoopers for any other services for the year ended December 31, 2004.

For the year ended December 31, 2003, the Company paid PricewaterhouseCoopers $0.4 million for all other services, including only the completion of transitional work that began in 2002 but is no longer allowed under the SEC independence rules (e.g., health care and pension-related actuarial services).

Total Fees

For the year ended December 31, 2004, the Company paid PricewaterhouseCoopers a total of $62.8 million in fees, up $15.8 million from the total paid for 2003.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements, and the assessment of the adequacy and effectiveness of internal controls over financial reporting, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committees) as well as by SEC regulations.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

In addition, the Audit Committee has adopted strict guidelines and procedures on the use of PricewaterhouseCoopers to provide any services, including advance Audit Committee approval of any services. All non-audit work will not be contracted with PricewaterhouseCoopers other than specific audit-related, tax, and due diligence services that have been approved in advance by the Audit Committee. All engagements with PricewaterhouseCoopers are approved at regularly scheduled meetings of the Committee. The Chair of the Committee may approve any engagement request outside of the regular approval process, with confirmation by the full Committee at its next scheduled meeting.

Audit Committee

Irvine O. Hockaday, Jr. (Chair)
Stephen G. Butler
Ellen R. Marram
Homer A. Neal
Jorma Ollila

Nominating and Governance Committee Report

The Nominating and Governance Committee is composed of eleven directors, all of whom are considered independent under the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Composition of Board of Directors/ Nominees

The Committee recommends to the Board the nominees for all directorships to be filled by the Board or by you. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than December 7, 2005 to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described below.

Qualifications

Because Ford is a large and complex company, the Committee considers several qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Identification of Directors

The Charter of the Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company.

The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Chairman and Chief Executive Officer, and suggestions from Company management. The Company, on behalf of the Committee, has in the past paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Corporate Governance

The Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.ford.com. The Committee also reviews management’s monitoring of compliance with the Company’s Standards of Corporate Conduct. See the “Corporate Governance” section below for more information on our corporate governance practices.

Nominating and Governance Committee

Ellen R. Marram (Chair)
John R. H. Bond
Stephen G. Butler
Kimberly A. Casiano
Irvine O. Hockaday, Jr.
Marie-Josée Kravis
Richard A. Manoogian
Homer A. Neal
Jorma Ollila
Robert E. Rubin
John L. Thornton

Corporate Governance

Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.

Director Independence

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•	No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)	if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)	if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Ford’s automatic matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that the following directors are independent: John R. H. Bond, Stephen G. Butler, Kimberly A. Casiano, Irvine O. Hockaday, Jr., Marie-Josée Kravis, Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Jorma Ollila, Robert E. Rubin, and John L. Thornton. Richard A. Manoogian is a member of the Board of Trustees of The Henry Ford and a member of the Board of Directors of Detroit Renaissance. The Company and its affiliates contributed to The Henry Ford amounts more than the greater of $1 million or two percent of The Henry Ford’s total annual discretionary receipts during its three most recently completed fiscal years. Likewise, the Company and its affiliates contributed to Detroit Renaissance more than the greater of $1 million or two percent of Detroit Renaissance’s total discretionary receipts during its two most recently completed fiscal years. Pursuant to the Company’s Corporate Governance Principles, the independent directors listed above (excluding Mr. Manoogian), considering all of the relevant facts and circumstances, determined that the Company’s contributions to The Henry Ford and Detroit Renaissance did not constitute a material relationship between Ford and Mr. Manoogian. Consequently, these independent directors determined Mr. Manoogian to be independent. With respect to The Henry Ford, the directors gave due consideration to the composition of the Board of Trustees of The Henry Ford, which includes Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr., and the Company’s history of support for The Henry Ford, which predated Mr. Manoogian’s service. Likewise, with respect to Detroit Renaissance, the directors gave due consideration to the composition of the Board of Directors of Detroit Renaissance, which includes William Clay Ford, Jr. and Timothy J. O’Brien, a Company Vice President, as well as Detroit Renaissance’s mission to promote the economic development of Southeastern Michigan, and the Company’s history of contributions to Detroit Renaissance and to the development of Southeastern Michigan. In both cases, the directors determined that the Company was not unduly influenced to make contributions to The Henry Ford or Detroit Renaissance because of Mr. Manoogian’s presence on those boards, nor was Mr. Manoogian unduly influenced by the contributions made by the Company to The Henry Ford and Detroit Renaissance.

Corporate Governance Principles

The Company has adopted Corporate Governance Principles, which are published on the Company’s website (www.ford.com). These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation.

Committee Charters/ Codes of Ethics

The Company has published on its website (www.ford.com) the charter of each of the Audit, Compensation, Environmental and Public Policy, Finance, and Nominating and Governance Committees of the Board, as well as its Standards of Corporate Conduct, which apply to all officers and employees, a code of ethics for directors and a code of ethics for the Company’s chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. Copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, P.O. Box 1899, Dearborn, Michigan 48126-1899.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. According to Ford’s Corporate Governance Principles, the most senior independent director, currently Irvine O. Hockaday, Jr., is the presiding independent director for the executive sessions of non-management directors. Additionally, all of the independent directors meet at least once annually without management or non-independent directors present.

Audit Committee

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the NYSE Listed Company and SEC rules. The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years.

Board Committees

Only independent directors serve on the Audit, Compensation and Nominating and Governance Committees, in accordance with the independence standards of the NYSE Listed Company rules and the Company’s Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

Communications with the Board/ Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board. You may send communications to our Directors, including any concerns regarding Ford’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors, Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685 U.S.A. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party. Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit Committee. Other communications will be relayed to the Nominating and Governance Committee. Communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Ford will acknowledge receipt of all communications sent to the address above that disclose a return address. You may also find a description of the manner in which you can send communications to the Board on the Company’s website (www.ford.com).

All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. Last year, fourteen out of the sixteen directors attended the annual meeting.

Management Stock Ownership

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of February 1, 2005. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.86% of Ford’s total outstanding common stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 1.54% of Ford common stock as of February 1, 2005. These persons held options exercisable on or within 60 days after February 1, 2005 to buy, and/or beneficially owned as of February 1, 2005 Trust Preferred Securities convertible into, 13,514,181 shares of Ford common stock.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)(3)	Units(4)	Stock(5)	Stock

John R. H. Bond*	4,496	14,617	0	0

Stephen G. Butler*	6,000	5,121	0	0

Kimberly A. Casiano*	6,743	5,432	0	0

Edsel B. Ford II*	3,947,092	14,845	4,174,040	5.891

William Clay Ford*	15,097,876	17,234	11,180,322	15.780

William Clay Ford, Jr.*	4,557,043	2,388	4,130,272	5.829

Allan D. Gilmour	588,235	0	0	0

Irvine O. Hockaday, Jr.*	21,878	50,674	0	0

Marie-Josée Kravis*	11,580	41,731	0	0

Richard A. Manoogian*	203,496	13,210	0	0

Ellen R. Marram*	20,296	59,322	0	0

Homer A. Neal*	10,588	16,141	0	0

Jorma Ollila*	7,841	43,415	0	0

James J. Padilla*	269,454	41,173	0	0

Carl E. Reichardt*	566,392	11,342	0	0

Robert E. Rubin*	12,809	44,853	0	0

Nicholas V. Scheele	90,622	37,048	0	0

Greg C. Smith	82,092	0	0	0

John L. Thornton*	31,533	56,464	0	0

All Directors and Executive Officers as a group (including Named Executives) (34 persons)	26,482,699	489,204	19,484,634	27.500

*	Indicates Directors

Notes

(1)Amounts shown include restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 3,496 shares each for Kimberly A. Casiano, Edsel B. Ford II, William Clay Ford, Irvine O. Hockaday, Jr., Ellen R. Marram, and Carl E. Reichardt; 2,098 shares each for Homer A. Neal and Richard A. Manoogian; 699 shares each for William Clay Ford, Jr., Marie-Josée Kravis, and Robert E. Rubin. Also, amounts shown include Restricted Stock Equivalents issued under the Restricted Stock Plan for Non-Employee Directors as follows: 1,399 each for John R. H. Bond and John L. Thornton; and 725 for Jorma Ollila.

For executive officers, included in the amounts for “All Directors and Executive Officers as a group” are Restricted Stock Equivalents issued under the 1998 Plan as long-term incentive grants in 2004 and prior years for retention and other incentive purposes and, for certain executive officers, primarily those living outside the United States, amounts may include Restricted Stock Equivalents granted to executive officers for signing non-compete agreements in 2002.

Also, amounts shown include restricted shares of common stock issued under the 1998 Plan as follows: 103,882 shares for William Clay Ford, Jr., as payment of his salary during 2004; 28,280 shares for Carl E. Reichardt as a bonus awarded to him in March 2004 for services as Vice Chairman during 2003; 34,628 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see p. 24); 100,000 shares for James J. Padilla as an award in January 2003 in connection with his appointment as an Executive Vice President of the Company and 40,498 shares for signing a non-compete agreement in 2002; and 23,789 shares for Greg C. Smith for signing a non-compete agreement in 2002. In addition, amounts shown include Restricted Stock Equivalents issued under the 1998 Plan as follows: 113,122 equivalents for William Clay Ford, Jr. as a bonus award in March 2004 for 2003 performance; 50,000 equivalents for Mr. Padilla as a long-term incentive grant in March of 2004 and an award in May 2004 in connection with his appointment as Chief Operating Officer of the Company; 28,280 equivalents for Mr. Scheele as a long-term incentive grant in March 2004; and 17,420 equivalents for Greg C. Smith as a long-term incentive grant in March 2004.

(2)In addition to the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 40,356 shares of common stock and 44,272 shares of Class B Stock that are either held directly by his immediate family, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford has disclaimed beneficial ownership of 1,236,407 shares of common stock and 1,617,279 shares of Class B Stock either held directly by members of his immediate family or in trusts controlled by members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 97,523 shares of common stock and 167,055 shares of Class B Stock that are either held directly by members of his immediate family, in a trust for a child of his in which he is the trustee or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Greg C. Smith has disclaimed beneficial ownership of 1,226 shares of common stock that are held in a custodial account for the benefit of his children, of which he is a custodian. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 1,375,512 shares of common stock and 1,828,616 shares of Class B Stock.

Also, on February 1, 2005 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans and/or through conversion of Trust Preferred Securities, as follows:

Person	Number of Shares

William Clay Ford, Jr.	6,492,144
Richard A. Manoogian	56,498
James J. Padilla	494,580
Nicholas V. Scheele	1,761,309
Greg C. Smith	380,189

The amounts of common stock shown above for Mr. Manoogian are a result of his ownership of Trust Preferred Securities, which are convertible into Ford common stock. In Mr. Manoogian’s case, he is deemed to be the beneficial owner of certain Trust Preferred Securities as a result of his being a trustee of a charitable foundation that owns the Trust Preferred Securities. Amounts of common stock shown above for Mr. Ford are a result of his ownership of stock options and Trust Preferred Securities.

(3)Pursuant to SEC filings, the Company was notified that as of December 31, 2004, Barclays Bank PLC, 54 Lombard Street, London, England EC3P 3AH, and certain of its affiliates, owned 111,284,448 shares of common stock (6.33%).

(4)These are common stock units credited under a deferred compensation plan and payable in cash.

(5)As of February 1, 2005, the following persons owned more than 5% of the outstanding Class B Stock: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 13,408,101 shares (18.92%); and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 9,007,705 shares (12.71%). In addition to the above, George A. Straitor, c/o Ford Estates, Dearborn, Michigan controlled 3,998,208 shares (5.64%) as trustee of various trusts. Mr. Straitor disclaims beneficial ownership of these shares.

Of the outstanding Class B Stock, 47,561,290 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.

Impact Resulting From Spin-off of Associates First Capital Corporation and Visteon Corporation and Implementation of the Value Enhancement Plan

The value of the Company’s common stock changed as a result of:

• the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998;

• the spin-off of the Company’s interest in Visteon Corporation on June 28, 2000; and

• the Company’s recapitalization and merger (also known as the Value Enhancement Plan) on August 2, 2000.

To account for these changes in value, the following items held by officers or directors of the Company as of April 9, 1998, June 28, 2000 and August 2, 2000, respectively, were adjusted in each case to ensure that the aggregate value of the item before and after each of these events would be approximately equal: common stock units, deferred contingent credits, Performance Stock Rights, Restricted Stock Equivalents, and stock options. (References in this proxy statement to any of these items that were issued before August 2, 2000 are to the adjusted amounts.)

Section 16(a)

Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2004 and prior years.

Compensation of Directors

Effective July 1, 2004, the Board of Directors approved changes to the way the Company compensates its non-employee directors. The following describes the compensation arrangement that was in effect prior to July 1.

Fees. The following fees were paid to directors who are not Ford employees:

Annual Board membership fee	$65,000
Annual Committee membership fee	$15,000
Attendance fee for each Board meeting	$1,000

Deferred Compensation Plan. Under this plan, $35,000 of a director’s annual Board membership fee was required to have been deferred in common stock units. For 2004, this was pro-rated until July 1 when the new compensation arrangement became effective. Directors also could choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Non-employee directors also received restricted shares of common stock. Each non-employee director who had served for at least six months received 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. Each non-employee director received an additional 3,496 shares on the same terms when the restrictions on all of the prior 3,496 shares ended.

Life Insurance. Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least 55 years old and has served for at least five years. A director who retires from the Board after age 70 or, after age 55 with Board approval, and who has served for at least five years, may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Matching Gift Program and Vehicle Evaluation Program. Non-employee directors may give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributes two dollars. The Company also provides directors with the use of company vehicles at an estimated average value for 2004 of $27,500 per director. The directors are expected to provide evaluations of the vehicles to the Company.

Changes to Compensation of Non-Employee Directors Effective July 1, 2004

The Board of Directors approved an increase in total Board compensation to $200,000 from the then current average of approximately $120,000. Because Ford wants the directors’ compensation to be tied to your interests as shareholders, all of the increase is mandatorily deferred in common stock units under the Deferred Compensation Plan for Non-Employee Directors.

Specifically, the Board approved:

• an increase of $135,000 (from $65,000 to $200,000) in the annual retainer for Board service, while requiring 60% of the annual retainer ($120,000 per year) to be deferred into common stock units under the Deferred Compensation Plan for Non-Employee Directors.

• elimination of Board attendance fees and Committee membership fees.

• an amendment to the Restricted Stock Plan for Non-Employee Directors providing for its termination, except with respect to outstanding grants of restricted stock and stock equivalents.

• a new annual presiding director fee of $10,000 (such fee can be deferred at the election of the presiding director).

• a new annual Committee chair fee of $5,000 (such fee can be deferred at the election of each Committee chair).

These changes shift director compensation to a “flat fee” approach, with $120,000 deferred into common stock units, from the former approach of paying through a combination of board and committee retainers, attendance fees and restricted stock awards, with $35,000 deferred into common stock units. The changes thus have the effect of increasing the portion of director compensation that is mandatorily deferred into common stock units to 60% of total cash and stock compensation from its former level of approximately 30%.

A review of director compensation at companies similarly situated to Ford indicated that compensation paid to Ford’s non-employee directors was below the level paid to directors by several of the leading companies surveyed. The changes to director compensation place annual Ford director cash compensation at $200,000 (not including Committee chair or presiding director fees) and is consistent with Ford’s philosophy of paying its directors near the level of the leading companies in order to permit the Company to continue to attract top quality directors. The survey data also showed a recent trend toward simplifying director pay structure by eliminating attendance and committee membership fees and increasing the annual retainer. No other changes were made to director compensation. The above descriptions under the headings of “Life Insurance” and “Matching Gift Program and Vehicle Evaluation Program” are still effective. Additionally, except for the amounts referred to in this section, the description under the “Deferred Compensation Plan” is still applicable.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties. For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

Since January 1999, Ford has had a similar consulting agreement with Edsel B. Ford II. Under this agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The shares cannot be sold for one year and are subject to the conditions of the 1998 Plan. The other terms of the agreement are substantially similar to those described in the paragraph above.

Carl E. Reichardt, a Company director, was elected to Ford Motor Credit Company’s board of directors and audit committee in 2003 and was also a member of the Ford Credit advisory board. In 2004, Ford Credit began compensating non-employee members, including Mr. Reichardt, of its board of directors, board committees and advisory board. The annual fees for such non-employee members are as follows: board of directors: $30,000; board committees: $10,000; and advisory board: $10,000. Additionally, non-employee members receive a $1,000 attendance fee for each meeting of Ford Credit’s board of directors, board committees and advisory board. Effective March 1, 2005, Mr. Reichardt resigned from Ford Credit’s Board of Directors, Audit Committee, and Advisory Board.

Mr. Reichardt became vested in the Company’s General Retirement Plan (“GRP”) after one year of Company service. For the period in which he could not participate in the GRP on a contributory basis, the Company provided him a defined pension benefit through a combination of qualified and non-qualified plans that duplicated the GRP benefit he would have been eligible to receive under the GRP if he had been a contributing member at all times eligible, with a minimum benefit of at least $1,250 per month. Upon retirement from his employment in 2003, Mr. Reichardt became eligible for $100,000 of Company-paid life insurance. When Mr. Reichardt retired as an employee but remained on the Board of Directors, he received the retirement arrangement and is not eligible for benefits under the Company’s Directors Life Insurance and Optional Retirement Plan.

From September 1, 1978 until September 1, 1979, James J. Padilla, Ford’s President and Chief Operating Officer, took an unpaid leave of absence from the Company to participate in the White House Fellowship Program. Mr. Padilla did not receive any pension credit under the Company’s General Retirement Plan (“GRP”) during the term of his service as a White House Fellow. In order to provide Mr. Padilla with benefits that approximately duplicate the benefits he would have received under the GRP, in September 2003 the Company approved that 0.8 years of service be credited to Mr. Padilla under the Company’s Executive Separation Allowance Plan and the Supplemental Executive Retirement Plan.

In 2002, the Company and most of its executive officers, including all of the Named Executives, entered into non-compete agreements. Under the agreements, the officers agreed not to directly or indirectly work or associate with any business that competes with Ford for two years after their voluntary termination. In return, most officers received restricted shares of common stock in an amount approximately equal to one year’s salary. Restrictions on the restricted shares lapse on the third anniversary of the grant date. William Clay Ford, Jr., our Chairman and Chief Executive Officer, and Allan D. Gilmour, a retired Vice Chairman, did not receive any compensation for signing the agreement. In addition, certain individuals who became executive officers after June 1, 2002 signed the agreement in consideration of their hiring or promotion and related compensation, benefits and perquisites.

On March 8, 2005, Homer A. Neal, a member of the Board of Directors, joined the Board of Managers of Ford Global Technologies, LLC, a wholly-owned subsidiary that manages the Company’s intellectual property. As a non-employee member of such board, Dr. Neal will receive the customary fees paid to non-employee members. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting.

Paul Alandt, Lynn F. Alandt’s husband, owns a Ford-franchised dealership and a Lincoln-Mercury-franchised dealership. In 2004, the dealerships paid Ford about $55.8 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $16.4 million for services in the ordinary course of business. Also in 2004, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $69.0 million of financing to the dealerships and paid $485,168 to them in the ordinary course of business. The dealerships paid Ford Credit about $66.0 million in the ordinary course of business. Additionally, in 2004 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $15.8 million and $30.0 million, respectively.

In June 2004, Mr. Alandt and Volvo Cars of North America, LLC (a wholly-owned subsidiary of Ford) entered into a Volvo retailer agreement. During 2004 the dealership paid Volvo Cars about $13.1 million for products and services in the ordinary course of business. In turn, Volvo Cars paid the dealership about $1.3 million for services in the ordinary course of business. Also in 2004, Ford Credit provided about $12.9 million of financing to the dealership and paid $13,163 to it in the ordinary course of business. The dealership paid Ford Credit about $9.5 million in the ordinary course of business. Additionally, in 2004 Ford Credit purchased retail installment sales contracts and retail leases from the dealership in amounts of about $407,110 and $1.1 million, respectively.

The Company and The Edison Institute, a Michigan non-profit corporation, entered into a contract with an initial term commencing April 30, 2003 and terminating December 31, 2007. The initial term will be extended for successive one-year periods unless earlier notice is given by either party. Pursuant to the terms of the contract, the Company will sponsor The Edison Institute to manage, market and operate public tours of Ford’s Rouge Visitor Center, including the elevated viewing walkway that connects the Rouge Visitor Center to Ford’s Rouge Assembly Plant, located in Dearborn, Michigan, in conjunction with The Edison Institute’s operations at The Henry Ford. Further, the Company agreed to reimburse The Edison Institute’s expenses to the extent they exceed the revenues received from the Visitor Center, plus pay an annual sponsorship fee in the amount of $500,000. This fee will be re-evaluated in 2005 based upon historical operating costs. Steven K. Hamp, President of The Edison Institute, is the son-in-law of William Clay Ford, a Company director, and the brother-in-law of William Clay Ford, Jr., our Chairman and Chief Executive Officer. William Clay Ford, Jr. is also the Chairman of the Board of Trustees of The Edison Institute. William Clay Ford is also Chairman Emeritus of The Edison Institute and a member of its Board of Trustees. Edsel B. Ford II, a Company director, is also a member of the Board of Trustees of The Edison Institute.

In November 2001, the Company and The Edison Institute agreed to terms under which Company historical records may be donated to The Edison Institute and how such documents are to be handled (the “Donation Agreement”). Also in November 2001, the Company and The Edison Institute entered into an agreement whereby The Edison Institute agreed to, among other things, process historical documents donated to it under the Donation Agreement into an archive (the “Master Agreement”). The Master Agreement outlines the terms by which The Edison Institute’s archives staff performs research services for the Company and the terms under which the Ford archives staff has access to The Edison Institute’s records. The Company paid The Edison Institute approximately $439,000 annually for the services provided under the Master Agreement. On February 17, 2005, the Master Agreement was amended and restated to reflect the manner in which the parties agreed to operate with respect to the archive (the “Restated Master Agreement”). During 2005, the Company expects to pay approximately $295,000 to The Edison Institute for services under the Restated Master Agreement. The fee arrangement is reviewed on an annual basis. The term of the Restated Master Agreement is for twelve months, starting as of January 1, 2005, and is automatically renewable for successive twelve-month terms, unless terminated by either party by providing at least 90-days notice prior to the next renewal period.

On December 8, 2004, the Compensation Committee of the Board of Directors approved the terms of Nicholas V. Scheele’s retirement arrangement under the terms of the Select Retirement Plan, which required that he sign a separation waiver agreement. This arrangement was confirmed in an agreement dated December 10, 2004 between the Company and Mr. Scheele. Pursuant to the agreement, Mr. Scheele is entitled to retirement benefits under the Select Retirement Plan at the same pension level as designated for a Company President. He also is eligible for the same post-retirement benefits, such as health care and life insurance, on the same terms and conditions as other Company salaried employees retiring at the same time. He also is eligible for two executive vehicles under the Executive Vehicle Evaluation Program, consistent with standard benefits under that program. In connection with his retirement arrangement, he agreed not to enter into any arrangement that would be competitive with the Company or any subsidiaries and to maintain confidentiality on all Company matters, refrain from engaging in conduct that is unfavorable to the Company’s best interest and assist in litigation on the Company’s behalf. He also agreed to assist in the transfer of operations and responsibilities to James J. Padilla by January 28, 2005 and to resign from the Board of Directors and any charitable boards on which he participates on the Company’s behalf. In addition, all restrictions on outstanding restricted stock previously awarded to Mr. Scheele lapsed on February 1, 2005, and, due to recent regulatory requirements, restrictions on outstanding Restricted Stock Equivalents previously awarded to Mr. Scheele which were to lapse on February 1, 2005 will lapse on August 1, 2005.

In order to provide for a smooth transition for Mr. Scheele’s successor, the Company and Mr. Scheele entered into a consulting agreement on December 10, 2004. Under the agreement, Mr. Scheele agreed to be available to serve as a consultant on special assignment to the Chairman and Chief Executive Officer commencing on February 1, 2005 and ending on January 31, 2006, to provide consultation to the Company, unless the agreement is terminated earlier by either party upon 60 days written notice. Examples of the consulting services to be provided under the agreement include, but are not limited to, advising on the Company’s European and Premier Automotive Group operations and targeted coaching of other executives for retention purposes. His consulting fee will be $150,000 for each calendar quarter, payable quarterly in advance, beginning in February 2005, provided that the fee will be prorated for any pay period that is less than three full months.

During the term of the agreement, Mr. Scheele will be reimbursed for customary and reasonable business-related expenses and travel that he is authorized to take, consistent with Company policies and procedures. During the term of the agreement, Mr. Scheele will be provided with an office and computer support when in Dearborn, Michigan, and will be provided travel support services by the Company in making aircraft travel arrangements in connection with services to be provided under the agreement. He will not be entitled to use the Company aircraft. He also will be provided a laptop computer, software, one docking station with monitor, printer, fax machine and wireless support, email, internet connection, Blackberry PDA and remote network access phone service for use during the term of the agreement.

On February 1, 2005, Allan D. Gilmour retired as Vice Chairman of Ford. In connection with his retirement, the Compensation Committee of the Board of Directors determined that restrictions on Mr. Gilmour’s outstanding restricted stock lapsed as of the effective date of his retirement. Additionally, in an agreement dated January 28, 2005, Mr. Gilmour agreed to assist in the transfer of his former responsibilities, agreed not to engage in competitive activities with the Company, to maintain confidentiality on all Company matters, and not to engage in conduct that is unfavorable to the Company’s best interests. Mr. Gilmour also remained a member of the Ford Motor Credit Company Advisory Board after his retirement. As a non-employee member of such board, Mr. Gilmour will receive the customary fees paid to non-employee members. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting.

Mr. Gilmour also is the majority owner of a corporation that operates a Ford-franchised dealership. In 2004, the dealership paid to Ford about $8.64 million for products and services in the ordinary course of business. In turn, Ford paid the dealership about $1.70 million for services in the ordinary course of business. Also in 2004 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealership in amounts of about $3.9 million and $1.1 million, respectively.

Edsel B. Ford II owns Pentastar Aviation, Inc., an aircraft charter and management and maintenance company. During 2004, the Company paid Pentastar, or its affiliates, approximately $227,076 for services provided to the Company in the ordinary course of business.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company. In 2004, the Company paid Marketing Associates, LLC approximately $58.9 million for marketing and related services provided in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2004, Barclays Bank PLC, 54 Lombard Street, London, England, and certain of its affiliates (“Barclays”), owned approximately 6.33% of the common stock of the Company. During 2004, the Company paid Barclays approximately $21.2 million in the ordinary course of business.

Compensation Committee Report on Executive Compensation

(How Ford Determines Executive Compensation)

The Compensation Committee establishes and reviews the overall executive compensation philosophy of the Company and oversees various Company executive compensation plans. The Compensation Committee is composed of four directors, all of whom are considered independent under NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Purposes

Ford’s executive compensation program aims to:

• Link executives’ goals with your interests as shareholders.

• Support business plans and long-term Company goals.

• Tie executive compensation to Company performance.

• Attract and retain talented leadership.

Types of Compensation

Ford utilizes two main types of compensation:

      (1) Annual compensation. This includes salary and bonus. Ford awards bonuses when performance criteria for a specific year meet a certain level required under the bonus plan.

      (2) Long-term compensation. This includes stock options and other long-term incentive awards based on common stock. The ultimate value of these awards depends on Company performance and future stock value.

Factors Considered in Determining Compensation

The Compensation Committee wants the compensation of Ford executives to be competitive with other worldwide automotive companies and with major U.S. companies. Each year, the Committee reviews a report from an outside consultant on Ford’s compensation program for executives. The report discusses all aspects of compensation as well as how Ford’s program compares with those of the peer companies. The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and DaimlerChrysler were included in the survey. Twenty leading companies in other industries also were included. This comparison group includes more peer companies than the one shown in the Stock Performance Graphs on pages 42 and 43 because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity. The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford’s compensation program over time is to approximate the survey group’s median compensation, adjusted for company size and performance. In 2004, Ford’s executive salaries and long-term incentive grants generally were consistent with this goal. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee determines the compensation of executives as a group and of officers individually.

In special circumstances, the Committee grants awards of cash, stock options and/or restricted stock or Restricted Stock Equivalents to key executives when it deems it appropriate for retention and/or incentive purposes.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. Compensation over $1,000,000 paid to the Named Executives generally is not tax deductible by the Company under federal tax law. However, certain performance-based compensation is not subject to the deduction limit. In 2003 and 1998, you approved the terms of the Annual Incentive Compensation Plan and the 1998 Plan so that certain compensation paid to these individuals would be deductible by the Company under federal tax law. Previously, you approved the terms of the 1990 Long-Term Incentive Plan for the same reason. These plans limit the amount of bonuses, stock awards under Performance Stock Rights and stock options that may be granted to any person in any year. In 2002, you approved an amendment to the 1998 Plan which changed the limit on the amount of stock options that may be granted to any Named Executive in any one year. In 2003, your re-approval of the 1998 Plan also covered an amendment to that Plan that clarified that the Compensation Committee may decide that any award otherwise payable in common stock will be paid in whole or in part in cash in an amount equal to the value of the common stock. Although the Company may maximize the deductibility of certain types of compensation under such plans, occasions may occur when the Committee decides to award compensation that is not fully tax-deductible. In the highly competitive auto industry, it is important that the Committee have flexibility in the types of compensation it can offer to attract and/or retain talented executives as well as to provide special incentives.

The Committee reviews the status of stock option overhang and dilution under the 1998 Plan on at least a quarterly basis.

Further, in 1994 the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary for vice presidents up to five times salary for the CEO, within five years from taking the relevant position.

Annual Compensation

General

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the median of the survey companies over time, adjusted for company size and performance. The Committee also looks at the specific job duties, the person’s achievements, and other criteria.

Bonuses

The Annual Incentive Compensation Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year.

For 2004, the Committee set a bonus formula based on budgeted corporate pre-tax income less a charge for the cost of capital, as adjusted up or down by worldwide cost performance, worldwide market share and customer satisfaction performance. Awards may be less than or greater than 100% of the target award.

The limit, approved by you, on the amount of a bonus award for any of the Named Executives for any year under the Plan is $10,000,000. This limit is not a target. All bonuses for 2004 paid to Named Executives under the Plan were below this limit. The four Named Executives who received bonuses for 2004 under the Plan included James J. Padilla, Nicholas V. Scheele, Allan D. Gilmour and Greg C. Smith. The CEO did not receive a bonus under the Plan, but the CEO and each of the other Named Executives received stock awards as a bonus for 2004 under the 1998 Plan. (See column (d) of the Summary Compensation Table on p. 33.) Under the Plan, the Committee sets target awards for Company officers based on each person’s level of responsibility. Using business data, the Committee reviewed Ford’s performance during 2004 against the goals. The Committee determined that Ford exceeded the cost performance goal, partially met the customer satisfaction performance goal, and did not meet the global market share goal. Based on this performance, the Committee decided to award 100% of the target awards and then make adjustments for individual awards.

The total amount set aside for bonuses in a given year under the Plan depends on Ford’s performance during the year against the performance goals. For 2004, the Committee set aside $135 million, including funds designated for rewarding top performers. Individual awards depend on each person’s level of responsibility. The Committee increased or decreased individual awards from a formula amount, based on leadership level or salary grade level, to reward a person’s or group’s performance. Data on bonuses for the surveyed companies are not yet available, but the Committee expects Ford’s bonuses for 2004 to be below the average of the survey group.

In addition, the CEO and the President and COO received restricted stock awards under the 1998 Plan for their performance in 2004 (see column (f) of the Summary Compensation Table and footnotes 2, 8 and 10 on pp. 33-35).

Long-Term Compensation

General

Today’s business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford’s performance and the value of Ford’s common stock over several years.

The charts on pages 42 and 43 show the long-term performance of Ford’s common stock.

Stock Options and Restricted Stock Equivalents

Stock options are an important part of Ford’s long-term incentive program. The managers who get them gain only when the common stock value goes up.

In 2004, employees, other than Group Vice Presidents and above, received ten-year options in amounts generally similar to 2003. In deciding the size of individual option grants for 2004, the Committee generally considered the person’s job, the person’s expected role in the Company’s long-term performance, the special retention needs of the Company, the number of options granted to the person in prior years, as well as the total number of options awarded to all employees.

You have approved a limit on the number of options that may be granted to any Named Executive in any year. This limit, which is not a target, is 5,000,000, as adjusted under the 1998 Plan. All 2004 stock option grants to the Named Executives were below this limit.

In 2004, the Committee generally granted ten-year options and Restricted Stock Equivalents to Group Vice Presidents and above. Restricted Stock Equivalents replaced the value of 50% of the stock option grant (based on a Black-Scholes valuation) that these executives otherwise would have received, based on the factors described above for other employees. The Restricted Stock Equivalents have a two-year restriction period and pay Dividend Equivalents in cash during the restriction period. In approving the use of Restricted Stock Equivalents, the Committee considered various alternatives to stock options and a number of related factors, including incentive and retention goals, accounting treatment, option overhang, potential share dilution and competitive practice.

Stock Awards

Certain common stock awards are based on performance against goals created by the Committee over a period of years. In 2004, the Committee granted Performance Stock Rights to Company officers and certain other top executives. These Performance Stock Rights cover the performance period 2004-2006. From 0% to 150% of these rights may be awarded in the form of common stock after this period ends. The awards are based on total shareholder returns of Ford compared to the shareholder returns of all other Standard & Poor’s 500 companies, total cost performance, global market share, high-time-in-service customer satisfaction and launch-time customer satisfaction. Each of the five metrics is weighted equally at 20% and includes a minimum payout threshold of 50% (representing 10% of the total targeted payout).

The size of a person’s Performance Stock Rights grant depends on competitive long-term compensation data, the person’s job, and the person’s expected role in Ford’s long-term performance. In general, under the terms of the Performance Stock Rights, less than the maximum number of shares covered by the Performance Stock Right are awarded if the goals are only partly met.

The 1998 Plan sets a limit, approved by you, on the number of shares available as stock awards under Performance Stock Rights to any Named Executive in any year. This limit, which is not a target, is 906,704 shares, as adjusted under the 1998 Plan. The Performance Stock Rights granted in 2004 to any of the Named Executives were below the limit. For the 2004-2006 period, the Performance Stock Rights granted in 2004 included Dividend Equivalents payable in cash.

The Final Awards of common stock in 2005 under the 1998 Plan covered the performance period 2002-2004. The Committee reviewed Ford’s performance during the 2002-2004 period against goals relating to total shareholder returns relative to the shareholder returns of all other Standard & Poor’s 500 companies. The data showed that Ford partially met the shareholder return goals. Based on this performance, the Plan metrics resulted in awards of 50% of the shares covered by the Performance Stock Rights held by the participants, including the following Named Executives: James J. Padilla, Nicholas V. Scheele and Greg C. Smith.

The amounts awarded as Final Awards to those Named Executives listed above for the 2002-2004 performance period are shown as “LTIP Payouts” in column (h) of the Summary Compensation Table on p. 33.

Select Retirement Plan

To achieve several business goals, the Committee supported making offers under the Select Retirement Plan, a voluntary retirement program for certain U.S. management employees, in 2004. In general, the program added three years of age and contributory service for retirement benefits purposes. To be eligible, employees generally had to be at least age 52 with 10 or more years of service. Some executives retired during 2004 under this program. More information on the program is on pages 44-45.

CEO Compensation

Annual Compensation

Mr. Ford received restricted stock grants in March, June, September and December 2004, each with a one year restriction period, in lieu of paying him a cash salary of $375,000 per quarter. The number of shares granted to

Mr. Ford was based on the fair market value of the common stock on the date of grant. In deciding to pay Mr. Ford’s salary in restricted stock, the Committee considered various alternatives and related factors, including accounting treatment, option overhang, potential share dilution, other long-term incentives, total compensation package and competitive compensation levels and practices. (See column (f) of the Summary Compensation Table and footnote 2 on pp. 33-34.) The amount of Mr. Ford’s salary was not increased during 2004.

Mr. Ford was not paid a cash bonus under the Annual Incentive Compensation Plan. Instead, the Committee awarded Mr. Ford Restricted Stock Equivalents under the 1998 Plan. The value of the award was determined based on a review of the Company’s and his performance in 2004, including corporate pre-tax income, cost performance, market share and customer satisfaction performance. (See columns (b) and (f) of the Summary Compensation Table and footnotes 2 and 8 on pp. 33-35.) The Committee also considered his job as head of a global company with a wide area of control and broad duties and his leadership in the Company’s efforts to achieve specific performance results based on these criteria. (See description of Company results against these criteria under “Bonuses” above.) The Committee and other non-employee directors of the Company reviewed his 2004 accomplishments and the Committee considered these combined views. The Restricted Stock Equivalents have a one-year restriction period. Dividend Equivalents are payable on the award during that period.

In addition, the Committee awarded Mr. Ford restricted stock under the 1998 Plan. (See columns (b) and (f) and footnotes 2 and 8 of the Summary Compensation Table on pp. 33-35.) The value of the award was determined based on a review of the Company’s and his performance in 2004, including corporate pre-tax income, cost performance, market share and customer satisfaction performance. The Committee also considered his job responsibilities and his leadership in the Company’s cost reduction efforts, decision making, strategic thinking, relationship building and development of the senior executive team. Based on data and an assessment of the Company’s and Mr. Ford’s performance in 2004, the Committee determined that the corporate pre-tax income, cost performance, operational effectiveness, leadership and relationship building goals were exceeded, the people and succession planning goals were mostly met, the strategic direction goals were partially met, the customer satisfaction results were mixed, and the market share goal was not met. The Committee also considered the combined views of the Committee and other non-employee directors of the Company on his 2004 accomplishments. As a result, the Committee determined that Mr. Ford earned 88% of the target amount for 2004. The shares awarded are restricted for one year.

Long-Term Compensation

Mr. Ford was not granted any Performance Stock Rights as part of his long-term incentive grants in 2004. In lieu of other long-term incentive compensation, Mr. Ford was granted stock options on January 5, 2004. In deciding the value of this stock option grant (shown in column (b) of the Options/ SAR Grants Table on p. 37), the Committee considered the complexity and duties of his job, his role in achieving the Company’s long-term goals, the importance of tying his compensation to the long-term performance of Ford stock, the amount of other long-term incentives that he otherwise would have been granted during 2004 and the value of his total compensation package for 2004. The number of shares covered by this stock option grant was based on the Black-Scholes value of the options at the time of grant.

The value of the stock options granted to Mr. Ford depends on Ford’s future success — and whether that success is reflected in the value of the common stock.

Tax Deductibility

Finally, the Committee considered the deductibility of Mr. Ford’s compensation under the tax laws. As discussed above, you previously approved plan amendments and new plans allowing Ford to deduct, for federal income tax purposes, part of his compensation (as well as that of other Named Executives) for tax years starting with 1995. (See “Factors Considered in Determining Compensation” pp. 27-28.)

Compensation Committee

Marie-Josée Kravis (Chair)
John R. H. Bond
Richard A. Manoogian
Robert E. Rubin

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of John R. H. Bond, Marie-Josée Kravis, Richard A. Manoogian and Robert E. Rubin, none of whom is an employee or a current or former officer of the Company. John R. H. Bond is the Group Chairman and an executive director of HSBC Holdings plc, and Robert E. Rubin is Chairman of the Executive Committee and member of the Office of the Chairman of Citigroup Inc. Both HSBC Holdings plc and Citigroup, Inc. provided investment banking services to the Company in 2004.

Compensation of Executive Officers

The table below shows the before-tax compensation for the last three years for William Clay Ford, Jr., who served as CEO, and the four next highest paid executive officers at the end of 2004.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

		Annual Compensation					Awards		Payouts

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)
								Securities
						Other	Restricted	Underlying
						Annual	Stock	Options/	LTIP	All Other
Name and Principal						Compensation	Award(s)	SARs	Payouts	Compensation
Position	Year	Salary($)		Bonus($)		($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

William Clay Ford, Jr. (6)	2004		(7)		(8)	266,173	11,919,523	1,587,301	0	0
Chairman and CEO	2003		(7)		(8)	174,361	1,503,391	4,486,493	0	0
	2002		(7)	0		219,953	0	4,408,247	0	0

James J. Padilla(9)	2004	966,667		2,034,910	(10)	299,127	3,761,457	100,000	173,460	15,004
President and	2003	900,000		900,000		101,739	968,000	250,000	0	0
Chief Operating Officer	2002	730,417		0		84,429	714,790	150,000	0	0

Nicholas V. Scheele(11)	2004	1,000,000		1,514,530	(12)	382,917	375,841	81,168	929,250	15,068
Former President	2003	1,000,000		825,000		352,171	0	500,000	0	0
	2002	1,000,000		0		207,565	999,714	1,375,000	0	0

Allan D. Gilmour(13)	2004	1,050,000		1,517,880	(14)	0	3,987,000	0	0	1,038,731
Former Vice Chairman	2003	912,500		750,000		0	2,289,000	0	0	1,038,731
	2002	557,610		0		0	4,622,097	0	0	1,038,731

Greg C. Smith(15)	2004	756,667		1,120,970	(16)	36,026	231,512	50,000	105,315	12,201
Executive Vice President and	2003	556,250		650,000		20,560	0	100,000	0	0
President, The Americas	2002	446,250		0		12,798	542,328	130,000	0	0

Notes

(1)Amounts shown include the value of Dividend Equivalents paid to the following Named Executives under the Long-Term Incentive Plan in 2004 as follows:

Named Executive	Market Value

William Clay Ford, Jr.	$33,937
James J. Padilla	$132,510
Nicholas V. Scheele	$138,650
Greg C. Smith	$36,026

Also, amounts shown include certain tax reimbursements and, for Mr. Ford, Mr. Padilla and Mr. Scheele, the aggregate incremental cost to the Company of providing various perquisites and personal benefits. For Mr. Ford, it includes $188,390, $144,596 and $205,794, for required personal use of Company aircraft in 2002, 2003 and 2004, respectively. For Mr. Padilla, it includes $156,251 for required personal use of Company aircraft in 2004. For Mr. Scheele, it includes $71,165, $215,700 and $224,849 for required personal use of Company aircraft in 2002, 2003 and 2004, respectively.

(2)Amounts shown in column (f) reflect the fair market value of common stock on the date of grant. Mr. Ford received 113,122 and 240,288 Restricted Stock Equivalents as a bonus for 2003 and 2004, respectively. Restrictions on the Restricted Stock Equivalents awarded to Mr. Ford lapse one year from the date of grant (see footnote 8 below). Pursuant to Mr. Ford’s commitment at the time of his 2003 bonus award, he donated 113,122 shares of common stock to the William Clay Ford, Jr. Scholarship Program on March 12, 2005, the date the restrictions lapsed. Similar to his commitment regarding his 2003 bonus, Mr. Ford has committed to donate one-half of his 2004 bonus grant of Restricted Stock Equivalents to the William Clay Ford, Jr. Scholarship Program and one-half to local charities when the restrictions lapse. Mr. Ford also received 103,882 shares of restricted common stock for his service as CEO during 2004 in lieu of a cash salary and an award of 600,720 shares of restricted common stock for his performance during 2004 (see Compensation Committee Report — CEO Compensation — Annual Compensation pp. 30-31). Restrictions on these shares of restricted stock lapse one year from the date of grant. Mr. Padilla received 100,000 shares of restricted shares of common stock on January 3, 2003, in connection with his appointment as Executive Vice President of the Company. Restrictions on these shares lapse on January 1, 2006. Additionally, Mr. Padilla was awarded 30,486 and 19,514 Restricted Stock Equivalents on March 12, 2004 and May 1, 2004, respectively. The March 12 grant was part of his long-term incentive grants for 2004 and the May 1 grant was in connection with his appointment as Chief Operating Officer of the Company. Restrictions on each of the March 12 and May 1 grants lapse two years from the date of grant. Mr. Padilla also was awarded 246,696 shares of restricted common stock for his performance during 2004 and restrictions on these shares lapse one year from the date of grant. Mr. Scheele received a grant of 28,280 Restricted Stock Equivalents on March 12, 2004 as part of his long-term incentive grants. Restrictions on the Restricted Stock Equivalents awarded to Mr. Scheele lapse on August 1, 2005, pursuant to an agreement with the Company relating to his retirement from the Company (see p. 26). During 2002, 2003 and 2004, Mr. Gilmour received restricted shares of common stock for his services as Vice Chairman and Chief Financial Officer of 276,276 shares, 300,000 shares and 300,000 shares, respectively. Restrictions on the restricted shares awarded to Mr. Gilmour lapsed one year from the date of grant, except with respect to the restrictions on the shares awarded in 2004, which lapsed on February 1, 2005, the date of Mr. Gilmour’s retirement from the Company pursuant to an agreement between the Company and Mr. Gilmour (see pp. 26-27). Mr. Smith received 17,420 Restricted Stock Equivalents on March 12, 2004 as part of his long-term incentive compensation grants. Restrictions on these Restricted Stock Equivalents lapse two years from the date of grant. In addition, Mr. Smith received 12,650 shares of restricted common stock in December 2002 as part of a special incentive grant. Restrictions on those shares lapsed one year from the date of grant.

Listed below are the total number of restricted shares of common stock and/or Restricted Stock Equivalents owned by each of the following Named Executives as of December 31, 2004 and the total values thereof based on the market value of the Company’s common stock on December 31, 2004: William Clay Ford, Jr., 217,703 shares ($3,187,172); Nicholas V. Scheele, 84,921 shares ($1,243,243); Allan D. Gilmour, 300,000 shares ($4,392,000); James J. Padilla, 190,498 shares ($2,788,891); and Greg C. Smith, 41,209 shares ($603,300). Holders of restricted shares of common stock receive the same cash dividends as other shareholders owning common stock and holders of Restricted Stock Equivalents generally receive Dividend Equivalents.

(3)In general, under the 1998 Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(4)These amounts represent Final Awards in unrestricted common stock under the 1998 Plan awarded in 2005 for the 2002-2004 performance period. Final Awards are based on the attainment of performance goals and on individual performance. No amounts are shown in 2002 and 2003 because no Final Awards were made in 2003 or 2004 for the 2000-2002 and the 2001-2003 performance periods, respectively.

(5)These amounts are: (a) matching contributions by Ford under the Savings and Stock Investment Plan for Salaried Employees (“SSIP”) and (b) the values of certain credits provided to the Named Executives under the Benefit Equalization Plan (“BEP”). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. From January 2002 through June

2004, the Company suspended SSIP matching contributions and related BEP credits. For 2004, the amounts shown in column (i) as SSIP matching contributions and BEP credits respectively, are as follows:

	SSIP
	Matching		BEP
Person	Contributions		Credits

James J. Padilla	$3,000	and	$12,004
Nicholas V. Scheele	$3,000	and	$12,068
Greg C. Smith	$3,000	and	$9,201

Additionally, for Mr. Gilmour these amounts include payments made to him in 2002, 2003 and 2004 under Ford’s retirement plans. Mr. Gilmour did not accumulate additional credited years of service under Ford’s retirement plans after returning to the Company as an employee.

(6)For 2002, 2003 and 2004 Mr. Ford’s compensation was for his services as Chairman and CEO. In addition, he was granted 4,000,000 stock options in each of 2002 and 2003 and 1,587,301 stock options in 2004 in lieu of other long-term incentive awards.

(7)Mr. Ford’s salary of $1,500,000 for each of 2002 and 2003 for his service as CEO were paid in the form of 408,247 stock options and 486,493 stock options, respectively (see column (g) above). Mr. Ford’s salary for his service as CEO in 2004 was paid in the form of 103,882 shares of restricted stock (see column (f) and footnote 2 above).

(8)Mr. Ford’s bonuses for 2003 and 2004 were paid in the form of Restricted Stock Equivalents (see column (f) and footnote 2 above). In addition, Mr. Ford received 600,720 shares of restricted stock for his performance in 2004 (see column (f) and footnote 2 above and the “Compensation Committee Report — CEO Compensation — Annual Compensation,” pp. 30-31).

(9)Mr. Padilla’s compensation from January 2002 until November 30, 2002, was for his services as Group Vice President, North America. For the remainder of 2002 until September 10, 2003, Mr. Padilla’s compensation was for his services as Executive Vice President, President of North America. From September 10, 2003 until December 15, 2003, Mr. Padilla’s compensation was for his services as Executive Vice President, President North and South America. From December 15, 2003 and until April 22, 2004, Mr. Padilla’s compensation was for his services as Executive Vice President, President of the Americas. For the remainder of 2004, Mr. Padilla’s compensation was for his services as Chief Operating Officer and Chairman, Automotive Operations.

(10)Mr. Padilla’s bonus for 2004 consisted of a cash award of $1,180,000 under the Annual Incentive Compensation Plan, and, under the 1998 Plan, a grant of 69,000 shares of unrestricted common stock and a restricted stock award of 246,696 shares for his performance in 2004 (see column (f) and footnote 2 above).

(11)Mr. Scheele’s compensation for 2002, 2003 and until May 1, 2004 was for services as President and Chief Operating Officer of Ford. For the remainder of 2004, Mr. Scheele’s compensation was for his service as President of Ford.

(12)Mr. Scheele’s bonus for 2004 consisted of a cash award of $1,180,000 under the Annual Incentive Compensation Plan and a grant of 27,000 shares of unrestricted common stock under the 1998 Plan.

(13)Mr. Gilmour’s compensation from May 20, 2002 until August 1, 2003, was for his services as Vice Chairman and Chief Financial Officer of Ford. For the remainder of 2003 and for 2004, Mr. Gilmour’s compensation was for his services as Vice Chairman of the Company.

(14)Mr. Gilmour’s bonus for 2004 consisted of a cash award of $997,500 under the Annual Incentive Compensation Plan and a grant of 42,000 shares of unrestricted common stock under the 1998 Plan.

(15)Mr. Smith’s compensation from January 2002 until October 2002 was for his services as a Ford Vice President and President, Ford Motor Credit Company. For the remainder of 2002 and 2003 and until April 22, 2004, Mr. Smith’s compensation was for his services as a Ford Group Vice President and Chairman and Chief Executive Officer, Ford Motor Credit Company. For the remainder of 2004, Mr. Smith’s compensation was for his services as Executive Vice President, President The Americas.

(16)Mr. Smith’s bonus for 2004 consisted of a cash award of $836,000 under the Annual Incentive Compensation Plan and a grant of 23,000 shares of unrestricted common stock under the 1998 Plan.

Stock Options

The 1998 Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given date can become “out of the money” if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR(1)

					Grant Date
	Individual Grants				Value

(a)	(b)	(c)	(d)	(e)	(f)
		% of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant Date
	Options/SARs	in Fiscal	Price	Expiration	Present
Name	Granted(#)	Year	($/Sh)	Date	Value $(2)

William Clay Ford, Jr.(3)	1,587,301	5.80%	16.49	1/04/2014	9,999,996

James J. Padilla	87,500	0.32%	13.26	3/11/2014	404,250

	12,500	0.05%	15.47	4/30/2014	70,875

Nicholas V. Scheele	81,168	0.30%	13.26	3/11/2014	374,996

Allan D. Gilmour	0	0.00%	—	—	—

Greg C. Smith	50,000	0.18%	13.26	3/11/2014	231,000

Notes

(1)The exercise price of the stock options is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date.

In general, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant.

(2)These values were determined using the Black-Scholes option pricing methodology at the time of grant. No adjustments were made for non-transferability of the options or for the risk of forfeiture. The following assumptions were used in the calculations:

	January 5	March 12	May 1

Common stock price volatility:	42.01%	42.20%	42.23%
Risk-free rate of return:	3.98%	3.37%	4.21%
Annualized dividend yield:	2.40%	3.02%	2.59%

We use a seven-year assumption for valuing option grants for Named Executives. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee’s investment decisions, neither of which can be accurately predicted. Because May 1, 2004, was a Saturday, the Black-Scholes value for that date was determined by using data from April 30, 2004.

(3)The January 5, 2004 option grant was part of the annual stock option grant process and in lieu of Mr. Ford receiving other long-term incentive compensation (see “Compensation Committee Report — CEO Compensation — Long-Term Compensation” on p. 31).

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)	(e)
			Number of Securities	Value of
			Underlying/Unexercised	Unexercised
			Options/SARs	In-the-Money
			at FY-End	Options/SARs
			(#)	at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

William Clay Ford, Jr.	1,410,404	5,326,527	3,011,613/	1,218,522 /
			6,108,567	14,932,453

James J. Padilla	82,499	686,392	332,205 /	7 /
			318,500	1,308,325

Nicholas V. Scheele	150,000	1,239,000	1,102,024 /	166,580 /
			883,668	2,487,162

Allan D. Gilmour	—	—	0 /	0 /
			0	0

Greg C. Smith	—	—	308,589 /	591,404
			161,200	651,827

Notes

(1)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2004) and the exercise prices of the options. “In-the-money” means that the fair market value of the common stock is greater than the option’s exercise price on the valuation date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans, including the Long-Term Incentive Plans.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be		Equity Compensation
	Issued Upon Exercise of	Weighted-Average Exercise	Plans (Excluding
	Outstanding Options,	Price of Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights($)	Column (a))

	(a)	(b)	(c)(1)

Equity compensation plans approved by security holders	251,238,743 (2)	18.93 (3)	104,778,902

Equity compensation plans not approved by security holders	0 (4)	0 (4)	0

Total	251,238,743	18.93	104,778,902

(1)The number of securities remaining available for future issuance under the 1998 Plan is based on a formula. The 1998 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Stock Rights and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 1998 Plan. As of December 31, 2004, the total number of issued shares of common stock was 1,836,950,331 shares and 2% of such number is 36,739,006. 3% of such number is 55,108,509. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2005, 49,666,870 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired or forfeited Plan Awards. The Company cannot grant additional awards under the 1990 Long-Term Incentive Plan.

The total shares available for issuance include the following:

(i)	104,775,379 shares under the 1998 Plan; and

(ii)	3,523 shares under the Restricted Stock Plan for Non-Employee Directors.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents.

On March 11, 2005, Mr. Ford was awarded 240,288 Restricted Stock Equivalents as a bonus for 2004 and 600,720 shares of restricted common stock for his 2004 performance (see column (d) of the Summary Compensation Table and footnotes 2 and 8 on pp. 33-35). Also on March 11, 2005, Mr. Padilla was awarded 69,000 shares of unrestricted common stock as a bonus for 2004 and 246,696 shares of restricted stock for his performance in 2004 (see column (d) of the Summary Compensation Table and footnotes 2 and 10 on pp. 33-35). In addition, on March 11, 2005, Messrs. Scheele, Gilmour and Smith received unrestricted common stock of 27,000 shares, 42,000 shares and 23,000 shares, respectively as bonuses for 2004 (see column (d) of the Summary Compensation Table and footnotes 12, 14 and 16 on pp. 35 and 36). Additionally, 846,650 shares of unrestricted common stock were issued to executives on March 11, 2005 as Final Awards for the 2002-2004 performance period under the 1998 Plan. In addition, pursuant to a contract with a consultant and compensation arrangements for a certain executive officer, certain individuals are to be paid in the aggregate $500,000 per quarter in restricted stock under the 1998 Plan. It is not possible to determine the number of these shares to be issued since it depends on the fair market value of common stock at the time of issuance.

(2)This number includes the following:

(i)	Long-Term Incentive Plans
242,735,061 shares subject to options; 680,603 shares covered by Restricted Stock Equivalents; and 7,638,621 shares representing the maximum number of shares that may be issued pursuant to Performance Stock Rights, assuming the maximum payout level is achieved;

(ii)	Restricted Stock Plan for Non-Employee Directors 3,523 shares covered by Restricted Stock Equivalents; and

(iii)	Deferred Compensation Plan 180,935 shares, which is the approximate number of shares to be issued.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

(3)This is the weighted-average exercise price of 242,735,061 options outstanding under the Long-Term Incentive Plans.

(4)As a result of the merger of The Hertz Corporation into Ford FSG II, Inc., an indirect wholly-owned subsidiary of Ford, 2,655,182 outstanding Ford options resulted from a conversion of Hertz options to Ford options that are governed by the terms of the Hertz Long-Term Equity Compensation Plan (the “Hertz Plan”). The weighted-average exercise price of these options is $36.90. The former Hertz shareholders approved the Hertz Plan. No future awards may be granted under the Hertz Plan.

Performance Stock Rights

Under the 1998 Plan, eligible employees may receive non-transferable Performance Stock Rights. A Performance Stock Right is the right to receive, after a specified performance period, a Final Award of up to a certain number of shares of common stock. The number of shares depends on whether the Performance Stock Right’s performance goals are achieved and, for employees who are not Named Executives, on the employee’s individual performance.

The following table shows information on 2004 grants of Performance Stock Rights to the Named Executives listed below.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR(1)

Estimated Future Payouts
under Non-Stock Price-Based Plans(2)

(a)	(b)	(c)	(d)	(e)	(f)
Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout	(#)	(#)	(#)

William Clay Ford, Jr.	0 PSRs	—	—	—	—

James J. Padilla	75,000 PSRs	2004-06	7,500	75,000	112,500

Nicholas V. Scheele	75,414 PSRs	2004-06	7,541	75,414	113,121

Allan D. Gilmour	0 PSRs	—	—	—	—

Greg C. Smith	30,000 PSRs	2004-06	3,000	30,000	45,000

Notes

(1)These entries represent the number of shares specified in Performance Stock Rights granted in 2004.

(2)The threshold amount for these Performance Stock Rights is 10% of the targeted payout and, if actual Company performance falls below a certain level, no payments are made. The target amount is earned if Company performance reaches a certain level. The maximum amount that can be earned is 150% of the targeted amount.

Performance Stock Rights

The Compensation Committee decides the number of shares to be included in a Final Award by determining the extent to which certain performance goals were achieved. Usually, Performance Stock Rights are granted each year. The performance period is ordinarily three years. For 2004, performance goals for the Performance Stock Rights reported in column (b) of the table cover the 2004-2006 period and include essentially the same performance measures for each of the Named Executives who received grants. The performance goals and the mechanics of receiving a Final Award are more fully discussed on p. 30.

Dividend Equivalents paid in 2004 to the Named Executives in cash are reported in column (e) of the Summary Compensation Table on p. 33. No Final Awards were made for the 2000-2002 or the 2001-2003 performance periods. Final Awards of common stock made to the Named Executives for the 2002-2004 performance period are reported in column (h) of the Summary Compensation Table.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the award is made, or if restricted, when the restrictions lapse and on the “earning out conditions.” Under these conditions, if an employee quits, retires without Company approval, is released in Ford’s best interest, is discharged, or engages in competitive activity after termination, all of the employee’s undistributed Final Awards, as well as outstanding Performance Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee’s rights under any award will be forfeited if the Committee determines that the employee acted in a manner that is unfavorable to Ford’s best interests. After any restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

Stock Performance Graphs

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against the Standard & Poor’s 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other principal U.S. auto manufacturer — General Motors — as its peer issuer for the graph. We think this approach is more informative since a relevant line of business index would merely combine the U.S. automakers. In addition to the five-year graph, we are providing a similar performance graph covering a ten-year period. Both graphs assume an initial investment of $100, reinvestment of dividends and, in the case of Ford common stock, an adjustment to reflect the impact of the spin-off of Ford’s interests in Associates First Capital Corporation on April 7, 1998 and Visteon Corporation on June 28, 2000, as well as the Company’s recapitalization and merger, also known as the Value Enhancement Plan, on August 2, 2000.

COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

Indexed Returns

		Base	Years Ending
		Period
		Dec.	Dec.	Dec.	Dec.	Dec.	Dec.
Company/Index		1999	2000	2001	2002	2003	2004
	FORD MOTOR COMPANY	100	83	58	36	64	60
	S&P 500 INDEX	100	91	80	62	80	89
	GENERAL MOTORS CORP	100	72	72	57	86	68

COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN

Total Return To Shareholders

(Includes reinvestment of dividends)

Indexed Returns

		Base	Years Ending
		Period
		Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.	Dec.
Company/Index		1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
	FORD MOTOR COMPANY	100	108	127	199	368	345	288	202	123	220	207
	S&P 500 INDEX	100	138	169	226	290	351	319	281	219	282	313
	GENERAL MOTORS CORP	100	128	140	166	202	254	184	182	144	219	172

Retirement Plans

Ford’s General Retirement Plan (“GRP”) provides a benefit for each year of non-contributory participation by employees in the United States, and added benefits for those who make contributions. Ford also has two other retirement plans for employees in the United States: the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“BEP”). Under the SERP, certain executives may receive: (1) an additional monthly benefit after retirement based on years of credited service and final average base salary, and (2) annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Under the BEP, eligible employees receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations. Each of the Named Executives is eligible for benefits under the GRP, SERP and BEP.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 2005. Benefits are shown for various rates of final average base salary and assume that employee contributions were made for the indicated periods. Employees contribute at the rate of 1 1/2% of base salary up to the applicable limits of the Internal Revenue Service — $205,000 in 2004. The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

ANNUAL CONTRIBUTORY PENSIONS

Years of Service
Final
Average
Base Salary	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$82,500	$103,200	$123,400	$144,200	$163,400

400,000	193,900	242,700	290,200	339,000	384,000

600,000	299,300	374,700	448,000	523,300	592,600

800,000	408,800	511,700	611,800	714,700	809,200

1,000,000	532,200	666,200	796,600	930,500	1,053,800

1,200,000	639,700	800,600	957,300	1,118,300	1,266,400

1,400,000	747,100	935,100	1,118,100	1,306,200	1,479,000

1,600,000	854,500	1,069,600	1,278,900	1,494,000	1,691,600

1,800,000	962,000	1,204,100	1,439,700	1,681,800	1,904,200

2,000,000	1,069,400	1,338,600	1,600,500	1,869,600	2,116,800

GRP and BEP benefits are computed by averaging the employee’s highest five consecutive annual base salaries in the ten years immediately before retirement. SERP benefits generally are computed by averaging the employee’s final five year-end annual base salaries immediately before retirement.

In 2002, the Board of Directors amended the BEP to provide that William Clay Ford, Jr., who is eligible to participate in the GRP only on a non-contributory basis because he does not receive a cash salary, accrues an equalization benefit under the BEP. The equalization benefit provides, in combination with the GRP non-contributory benefit, an amount equal to the amount Mr. Ford would have received under the GRP using the notional base annual salary and assuming that Mr. Ford would have been a contributing member.

As of December 31, 2004, the credited years of service for each of the following Named Executives were as follows: William Clay Ford, Jr., 18 years; Nicholas V. Scheele, 38 years; Allan D. Gilmour, 34 years (Mr. Gilmour did not accrue additional credited years of service after rejoining the Company as an employee); James J. Padilla, 36 years; and Greg C. Smith, 31 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford maintains a voluntary retirement program for select U.S. management employees called the Select Retirement Plan (“SRP”). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee’s monthly benefits under any applicable retirement plans. The SRP generally calculates the five-year final average salary by using final salary for three of the five years. To participate in the SRP, an employee must be selected by management and generally must be at least age 52 and have ten or more years of service. Certain eligible executives who separate from employment after age 55 (age 52 if retiring under SRP) and prior to age 65 are entitled to monthly benefits under the Company’s Executive Separation Allowance Plan from the date of separation to age 65. The amount of the benefit is a percentage of monthly salary based on age and service (including SRP age and service credits) equal to 1% per year of service (but not less than 15%) plus  1/2% for each month that age at separation exceeds 55.

Ford adopted a new retirement plan for employees hired or rehired on or after January 1, 2004. The new retirement plan is a Defined Contribution Money Purchase Plan. In general the plan provides for the following: (i) employees are eligible on their date of hire or rehire and participation is automatic; (ii) the Company will make periodic contributions to employees’ accounts, based on a fixed percentage of monthly salary (estimated to be approximately 4% over the normal course of an employee’s career); (iii) employees will make their own investment choices from a menu of mutual funds selected by the Company; and (iv) employees become vested in the plan after five years. None of the Named Executives participates in the new Defined Contribution Money Purchase Plan.

Proposals Requiring Your Vote

In addition to voting for directors, the following seven proposals may be voted on at the meeting. Ford will present Proposal 2 and we expect the remaining six to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against or to abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm to audit Ford’s books of account and other corporate records. You must approve the Audit Committee’s selection for 2005.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2005. PricewaterhouseCoopers LLP is well qualified to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2004 are disclosed in the Audit Committee Report (see pp. 13-14).

Ford management will present the following resolution to the meeting:

“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the adequacy and effectiveness of the Company’s internal controls over financial reporting, for 2005 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

Disclosure of Officers’ Compensation

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, and Highlights and Lowlights, who together own 500 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Ford specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 236,607,007 shares, representing approximately 10.5% of shares voting, voted FOR this resolution.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors recommends a Vote “against” Proposal 3.

We believe that this proposal would not result in any appreciable benefit to you or the Company and is, therefore, not in the best interests of you or Ford.

The Company complies with all regulatory disclosures regarding the compensation of its executives. The Compensation Committee’s Report, beginning on page 27 of this proxy statement, details Ford’s objectives in determining executive compensation and the various compensation methods used to accomplish those objectives. This proxy statement discloses in great detail the compensation of several of our most highly compensated employees. Furthermore, the Company generally has not entered into employment contracts with its executives.

Ford must continue to attract and retain the best talent in its executive ranks. Competition for talented individuals is fierce. The proposal, if implemented, could provide competitors with detailed compensation information not otherwise available that they may use in seeking to recruit talented employees from us. Ford’s competitors do not make this information available and the risk associated with disclosing this information is not outweighed by any negligible benefit gained from it. Accordingly, the Board of Directors recommends a vote against this proposal.

The Board of Directors recommends a Vote “against” Proposal 3.

PROPOSAL 4

Report on CAFE Lobbying Efforts

Green Century Capital Management, Inc. 29 Temple Place, Suite 200, Boston, Massachusetts 02111, owner of more than $2,000 worth of common stock and Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, owner of 300 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

Report on Lobbying Efforts and Expenditures Related to Federal Fuel Economy Standard

WHEREAS: Ford’s lobbying efforts help to prevent an increase in federal Corporate Average Fuel Economy (CAFE) standards. These efforts stand in stark contrast to CEO Bill Ford, Jr.’s attempts to present Ford as an environmentally responsible company, and therefore are potentially damaging to the company and may diminish consumer confidence.

WHEREAS: Ford’s U.S. fleet has had the lowest fuel economy among the top seven automakers, for five years running, according to the EPA. Ford’s poor fuel economy has exacerbated global warming pollution levels and risked harm to the company’s reputation as a responsible corporate citizen.

WHEREAS: In 2000, Ford pledged to increase the fuel economy of its SUV fleet by 25 percent by 2005 but recanted in 2003, and further lobbied the National Highway Traffic and Safety Administration advocating for outdated vehicle classifications and exemptions that result in lower overall fuel economy.

RESOLVED: that the shareholders request that the Board of Directors prepare a report for shareholders, at reasonable cost and omitting proprietary information, on all of Ford’s lobbying efforts and financial expenditures, the result of which would indirectly or directly prevent an increase in federal CAFE standards. The report should also present the business case for spending shareholder funds to block CAFE improvements in light of Ford’s new policy of increasing fuel economy by 80 percent in the long term.

Supporting Statement

Consumers are paying high prices at the gasoline pump because of record-breaking gasoline prices and poor miles per gallon vehicles.

Presumably to overcome Ford’s last place ranking in fuel economy and recover consumer trust, Ford has made commitments to “green” its vehicles. Yet, Ford continues to spend millions of dollars to lobby Congress and the Bush Administration contributing to the prevention of the true solutions consumers seek while potentially compromising consumer confidence and damaging Ford’s reputation.

Ford’s monetary contributions and actions are perpetuating Ford’s carbon burden. Ford’s vehicles release more carbon dioxide than the entire country of Mexico. In 2003, Ford spent $5,250,000 to lobby Congress and the Bush administration on a range of consumer and environmental issues, including fuel economy.

A recent World Resources Institute report noted that Ford is poorly positioned to respond to likely carbon restraints in both international and North American markets compared to its main competitors due to the company’s failure to aggressively pursue fuel economy technology. Ford is not prepared for the future carbon constraints. This future exposure may compound Ford’s current loss of market share. During the first nine months of 2004, Ford’s market share in the United States declined to 18.4 percent form 19.5 percent — a level not seen since the 1930’s.

Undermining federal efforts to protect consumers from global warming pollution may destroy consumer confidence in Ford’s vehicles and the competitive positioning of Ford’s vehicles within U.S. markets and exports to climate-conscious economies.

The report requested by this resolution will allow shareholders to determine if Ford’s current lobbying efforts are consistent with the company’s strategies, as well as whether such strategies are in the shareholders’ best interests.

The Board of Directors recommends a Vote “against” Proposal 4.

Ford takes the issue of global warming very seriously and our actions show that we are investing heavily in advanced technologies and in improving existing technologies in order to reduce greenhouse gas emissions. Last year we introduced the Escape Hybrid, a mainstream SUV with a full hybrid-electric powertrain. It is the cleanest and most fuel-efficient SUV in the world and the 2004 Focus PZEV scored a perfect “10” in EPA’s Green Vehicle Guide. We also recognize the need for an integrated approach across our business and are actively exploring both product and non-product actions to reduce our climate impact: we are, for example, a founding member of the Chicago Climate Exchange, which provides a market-based approach to achieving greenhouse gas emission reductions. The Company has sustained its commitment to engage in a proactive relationship with interested stakeholders who have shown a willingness to engage in a constructive dialogue on the issue of greenhouse gas emissions and will continue this engagement as we continue to move beyond dialogue.

The Company remains committed to reporting the estimated greenhouse gas emissions from its operations and products, to review and report on actions to reduce greenhouse gas emissions from its products, and to continue to work on new policy approaches that will encourage the development of a market for technologies that lessen greenhouse gas emissions. We are working closely with interested groups to find ways to meet our shared goal of responding to climate change and reducing greenhouse gas emissions proactively, affordably and in line with the interests of all of our shareholders.

The Board, however, does not believe the proposal is in your best interests. Because Ford considers its environmental policies to be important to the Company’s sustainability, Ford will issue a report that will address a broad range of environmental issues important to the Company, including greenhouse gas emissions. In order for any such report to be beneficial, it should be comprehensive, well considered and instructive on the environmental issues facing the Company. Any report of this nature should not be unduly restrictive in scope. The proposal’s narrow focus on one aspect of the Company’s approach to greenhouse gas emissions would present an incomplete picture of the Company’s total strategic approach to environmental issues, thus depriving shareholders of an understanding of the Company’s policies with regard to greenhouse gas emissions. Because the proposal is too narrowly focused to be instructive to shareholders, the Board does not believe the proposal is in your best interests.

The Board recommends a Vote “against” Proposal 4.

PROPOSAL 5

Limiting Certain Compensation

Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057, owner of 2,010 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

PROPOSAL

Management and Directors are requested to consider limiting all total cash, possible rights, options, SAR’s plans and possible severance payments to the 5 top Management after expiration of existing plans or commitments, should they and base salary be in excess of $500,000.00 total remuneration per year. The Company has the right and discretion as to how compensation is to be distributed.

REASONING:

The following are my opinions:

That moderation is needed in corporate compensation. Any person can live very lavishly on $500,000.00 per year. Over paying many of Management has been ongoing and sometimes increasing for many years.

There is little published proof that Management actually earns these unnecessary cash payments and allotments of options, etc.

The Board of Directors recommends a Vote “against” Proposal 5.

The Board opposes this proposal because limiting executive officer compensation to $500,000 would not be in the best interests of the Company or you. Competitive compensation arrangements allow the Company to attract and retain talented leadership. Using a combination of cash and stock-based compensation ties executive compensation to Company performance and link managers’ goals with your interests. The proposal would frustrate those efforts.

We believe that the compensation currently paid to senior executives is appropriate and competitive. Recruiting, retaining and motivating talented employees is crucial in today’s highly competitive global economy. Cash compensation such as salary and bonus motivates executives to focus on excellent short-term performance.

Stock-based awards assist not only in recruiting and retaining employees but also in motivating employees to focus on the Company’s long-term performance and results. The use of stock-based awards allows the Company to convert part of the cash compensation that otherwise would be immediately payable, for example, as salary, into compensation that is valuable only if the Company is successful.

Stock-based awards also are an integral part of Ford’s compensation program (see the Compensation Committee Report on Executive Compensation, pp. 27-32). Certain common stock awards under the 1998 Plan are based on a three-year performance period, and most stock options cannot be exercised in full until three years following the grant. These restrictions emphasize long-term performance and link executive compensation with your interests as shareholders. Additionally, you approved the Annual Incentive Compensation Plan and the 1998 Plan with appropriate limits on certain cash and stock-based awards granted pursuant to those plans. Limiting total compensation to $500,000 annually would put Ford at a competitive disadvantage and significantly hinder its ability to recruit and retain talented executive leadership. The proposal is not in the best interests of you or Ford.

The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6

Global Exchange, 2017 Mission Street, San Francisco, California 94110, owner of 4,251 shares of common stock and Dr. Russell Long, 311 California, Suite 510, San Francisco, California 94104, owner of 183 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

2005 Shareholder Proposal Linking Ford Motor Company Executive Compensation and

Performance on Greenhouse Gas Reductions

Whereas: We believe that the global trend towards adoption of regulations to improve fuel efficiency and curb greenhouse gas emissions from automobiles will be one of the key drivers determining competitiveness in the automobile industry over the next few decades.

As an indicator of growing pressure in this area, a significant percentage of global vehicle sales in 2002 occurred in countries that have ratified the Kyoto Protocol. The European Union and Japan are phasing in limits on automotive emissions of global-warming gases. China, with the world’s fastest-growing auto market, has approved new automobile fuel efficiency guidelines exceeding U.S. standards. California has adopted regulations to curb global-warming emissions from new passenger vehicles, and other states may soon follow.

Ford relies heavily on sales of inefficient passenger vehicles in the U.S., such as large sport utility vehicles and pickups. According to U.S. EPA data (Fuel Economy Trends, 2004, Table M-8), Ford’s average fleet fuel economy has been lower than any other major automaker since 2000. The introduction of the Ford Escape hybrid is not expected to change this last place showing; it is expected to account for less than one-half percent of 2005 model year production.

A 2004 report by the World Resources Institute and Sustainable Asset Management (“Changing Drivers”) forecasted that limits on carbon emissions could significantly affect automakers’ earnings and should be viewed as a material issue by investors. They determined that Ford stands to lose more financially than most other automakers in complying with climate regulations expected in the United States, Europe and Japan over the next decade.

Adding momentum to the movement for more efficient vehicles, a growing number of oil industry experts believe that rising global oil demand may soon permanently outstrip the world’s finite supply capabilities. In 1999 the CEO of Atlantic Richfield, Michael Bowlin, acknowledged this, saying, “We’ve embarked on the beginning of the last days of the age of oil.” In 2004, as crude prices rose dramatically, OPEC President Yusgiantoro informed the BBC that “there is no more supply,” and that OPEC was powerless to cool the market.

During the Arab Oil Embargo in 1979, Ford shares sank by 63 percent over 16 months, and the company lost significant market share to Japanese rivals with higher fuel mileage averages.

We believe that an efficient method of protecting shareholder equity against future oil price rises and increasing government regulation of greenhouse gas emissions is to tie executive compensation to progress in reducing greenhouse gas emissions from Ford’s automotive products; therefore be it

Resolved that the shareholders request Ford’s Board to direct its Compensation Committee to institute an executive compensation review with a view to linking a significant portion of senior executive compensation to progress in reducing lifetime product greenhouse gas emissions from the company’s new passenger vehicles and that a report on this review be made available to shareholders within six months following the annual meeting.

The Board of Directors recommends a Vote “against” Proposal 6.

Ford takes the issue of global warming very seriously and our actions show that we are investing heavily in advanced technologies and in improving existing technologies in order to reduce greenhouse gas emissions. Last year we introduced the Escape Hybrid, a mainstream SUV with a full hybrid-electric powertrain. It is the cleanest and most fuel-efficient SUV in the world and the 2004 Focus PZEV scored a perfect “10” in EPA’s Green Vehicle Guide. We also recognize the need for an integrated approach across our business and are actively exploring both product and non-product actions to reduce our climate impact: we are, for example, a founding member of the Chicago Climate Exchange, which provides a market-based approach to achieving greenhouse gas emission reductions. The Company has sustained its commitment to engage in a proactive relationship with interested stakeholders who have shown a willingness to engage in a constructive dialogue on the issue of greenhouse gas emissions and will continue this engagement as we continue to move beyond dialogue.

The Company remains committed to reporting the estimated greenhouse gas emissions from its operations and products, to review and report on actions to reduce greenhouse gas emissions from its products, and to continue to work on new policy approaches that will encourage the development of a market for technologies that lessen greenhouse gas emissions. We are working closely with interested groups to find ways to meet our shared goal of responding to climate change and reducing greenhouse gas emissions proactively, affordably and in line with the interests of all of our shareholders.

The Board does not believe that the proposal is in the best interests of the Company or you. Ford compensates its executives based on a number of factors designed to motivate management to plan for Ford’s long-term success (see the Compensation Committee Report on Executive Compensation on pp. 27-32). For instance, the performance criteria for Performance Stock Rights awarded for the performance period 2004-2006 are: total shareholder returns of Ford compared to the shareholder returns of all other Standard & Poor’s 500 companies, total cost performance, global market share, high-time-in-service customer satisfaction, and launch-time customer satisfaction (see Compensation Committee Report on Executive Compensation — Long-Term Compensation — Stock Awards p. 30). These broad criteria can encompass more specific objectives such as the criteria suggested by the proposal. Moreover, to the extent the vehicle market moves toward products with reduced greenhouse gas emissions, the performance criteria set forth are directly impacted. Focusing a significant portion of executive compensation on a narrowly defined specific goal may adversely affect the Company’s long-term performance by over-emphasizing one aspect of performance at the expense of other performance factors.

The Company has made significant progress on developing a comprehensive approach to the linked issues of climate and energy security, which will drive internal development, evaluation and action programs. Information on this will be shared publicly on an ongoing basis. This work will reinforce Ford’s commitment to take comprehensive — as well as economically and environmentally sound — steps which will lessen greenhouse gas emissions through the lifecycle of our vehicle fleet. We believe this will not only address a critical societal concern but also will protect and enhance shareholder value. The current performance criteria by which executives are compensated (i.e., total shareholder returns, global market share, and customer satisfaction, among others) encompass our shared goal of reducing greenhouse gases from the Company’s products responsibly and economically without adversely affecting Ford’s long-term performance objectives. Consequently, the Board does not believe that the proposal is in your or Ford’s best interests.

The Board of Directors recommends a Vote “against” Proposal 6.

PROPOSAL 7

Recapitalization Plan to Provide All Classes of Stock Have One Vote Per Share

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Mr. Edward P. Olson of 3729 Weston Place, Long Beach California 90807, owner of at least $2,000 of common stock and Mr. Jack Leeds of 44930 Dunbarton Dr., Novi, Michigan, who owns 4,048 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

One Share, One Vote

RESOLVED: The shareholders request that our Board of Directors take steps to adopt a recapitalization plan to provide for all of our Company’s outstanding stock to have one vote per share. This would include all practicable steps including any encouragement and negotiation with Ford family shareholders to request that they relinquish for the common good of all shareholders any preexisting rights.

Ford Family shares are now allowed 16-votes per share compared to the one-vote per share for regular shareholders. Disproportionate voting power is dangerous to the interests of shareholders. This dual class voting stock reduces accountability by allowing corporate control to be retained by insiders.

The danger of giving disproportionate power to insiders is illustrated by Adelphia Communications, which was the nation’s 6th largest cable television company in 2002. Adelphia’s dual class voting stock gave the Rigas family control and contributed to Adelphia’s participation in “one of the most extensive financial frauds ever to take place at a public company.” See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).

The Securities and Exchange Commission alleged that Adelphia fraudulently excluded more than $2.3 billion in bank debt from its consolidated financial statements and concealed “rampant self-dealing by the Rigas Family.” Meanwhile, the price of Adelphia stock collapsed from $20 in March 2002 to $0.79 in June 2002, when it was delisted by NASD.

A few companies, including our company, still use dual class stock. Such companies take shareholder money but do not let shareholders have an equal voice in their company’s management. Without a voice, shareholders cannot hold management accountable. Shareholders who finance the growth of our company should be able to hold our management accountable in financial and business matters.

In May 1994, the New York Stock Exchange issued a regulation prohibiting companies to newly issue stock with excessive voting power. Many companies have subsequently switched to a one share, one vote structure. Since 1999, fourteen (14) companies have moved from a dual class to a single class of stock. These include: Freeport McMoRan, Raytheon, FCX and Readers’ Digest Association.

Ford had a market capitalization of $25 billion. This large capitalization magnifies the danger to investors that is inherent in any dual class voting structure. Please vote for this proposal to persuade our Board to take steps toward giving each share of Ford stock one vote per share.

One Share, One Vote

Yes on 7

The Board of Directors recommends a Vote “against” Proposal 7.

We oppose the proposal because it is not in the best interests of Ford or you.

The Company’s founding family has over a 100-year history of significant involvement in the affairs of Ford Motor Company. During that time, all shareholders have benefited from this involvement. Through their actions over the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement.

The Company’s current share capital structure, with both Common and Class B stock outstanding, has been in place since Ford became a public company in 1956. Each shareholder purchasing a share of Ford stock is aware of this capital structure, and many are attracted to Ford stock by the long-term stability the Class B stockholders provide to the Company. In addition, a majority of the members of the Company’s Board of Directors are independent and all of the directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Delaware law and the Company’s Restated Certificate of Incorporation. Moreover, the Company is operated under sound Corporate Governance Principles (see the Nominating and Governance Committee’s Report on pp. 15-16 and the Corporate Governance section on pp. 17-19). The Ford family’s involvement with the Company has greatly benefited all shareholders, and the long history of Ford family involvement in and with the Ford Motor Company has been one of its greatest strengths. Consequently, the proposal is not in the best interests of the Company or you.

The Board of Directors recommends a Vote “against” Proposal 7.

PROPOSAL 8

Independent Committee to Address Conflicts of Interests

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, who own 1,748 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

               Form Independent Committee to Address Ford Family Conflicts with Shareholders

RESOLVED: Form Independent Committee to Address Ford Family Conflicts with Shareholders. In other words form an Independent Board Committee to prevent conflicts of interest between Ford Family shareholders and regular shareholders. Ford shareholders request a policy to establish a committee of strictly independent directors to evaluate (before the fact if possible) and make recommendations regarding any question of conflict of interest between Ford family shareholders and regular shareholders. The standard of independence is that of the Council of Institutional Investors www.cii.org updated in 2004. And formalize this as a corporate governance policy or bylaw consistent with the governing documents of our company.

The initial reason for this proposal topic was the Ford Recapitalization Agreement which was submitted to shareholders in August 2000. Major institutional investors opposed this Ford plan.

The TIAA-CREF teachers retirement fund, and leading state retirement funds in California and New York objected to the recapitulation plan because it put regular shareholders at a further disadvantage to Ford family shareholders.

The Ford Family was allowed to control 40% of the voting power while cutting their Ford stock holdings by 28%. Ford Family shares were allowed 16-votes per share compared to the one-vote per share for regular shareholders.

             $8 Million Profit for Mr. William Ford

An additional reason for an independent committee was the 2002 revelation that Goldman Sachs gave hot Initial Public Offering (IPO) shares to William Clay Ford, Jr. This resulted in an initial paper profit of $8 million. Former

Enron Chairman Ken Lay and former Tyco CEO Dennis Kozlowski (who faced charges in court that he looted Tyco) were allowed to buy Goldman IPO shares — but not as many shares as Mr. Ford. Mr. Ford’s transaction was among those labeled as “corrupt practices” by the House Financial Services Committee, USA Today, December 13, 2002. Furthermore Goldman Sachs Group President John Thornton sat on the Ford board.

IPO allocations were widespread to executives of investment-banking clients, such as Mr. Ford while ordinary investors were routinely denied access to IPOs. Ford shareholder Roger Berger asked our board to demand that Mr. Ford give his company the profits from his purchase of 400,000 Goldman IPO shares.

I believe that Mr. Ford has not resolved this by giving his windfall IPO profits to charity. These profits belong to Ford shareholders. Ford shareholders had no voice in deciding who would get this multimillion dollar windfall and received no credit for this donation.

I believe Mr. Ford’s conduct here is too similar to the conduct of Mr. Kozlowski, who was charged with looting Tyco. Mr. Kozlowski used more than $40 million of Tyco funds to make charitable contributions that either benefited him or that he represented as his personal donations, Business Week, Dec. 1, 2003.

These further developments adds to the reasons for an Independent Committee to prevent Ford Family conflicts.

Form Independent Committee to Address Ford Family Conflicts with Shareholders

Yes on 8

The Board of Directors recommends a Vote “against” Proposal 8.

We oppose the proposal because it serves no useful purpose for you.

First, as a matter of corporate governance, the Board of Directors is responsible for managing the business and affairs of the Company. The Board of Directors takes action on matters that each director believes to be, in the exercise of his or her fiduciary responsibilities, in the best interest of the Company as a whole, and all of its shareholders.

Second, under Delaware law and the Company’s Restated Certificate of Incorporation, the Board of Directors has the authority to designate committees. The Board of Directors believes that designating a committee for the purpose stated in the proposal is not in the best interest of the Company or you, since any perceived conflicts between the interests of holders of Class B Stock and the holders of common stock that are not resolved by the Company’s Restated Certificate of Incorporation can be addressed by the entire Board of Directors, a majority of which are independent, or by the Nominating and Governance Committee, each member of which is independent.

Accordingly, the proposal is unnecessary and would serve no useful purpose.

The Board of Directors recommends a Vote “against” Proposal 8.

Supplemental Information

Shareholder Resolution on Climate Change

In addition to the shareholder proposals you are being asked to vote on above, we also received a proposal from several members of the Interfaith Center on Corporate Responsibility and a wide range of other investor groups relating to greenhouse gas emissions.

The resolution contained in the proposal asked the Company to issue a report on: (i) how the Company will ensure competitive positioning based on emerging near- and long-term greenhouse gas regulatory scenarios at the state, regional, national and international levels; (ii) how the Company plans to comply with California’s greenhouse gas standards; and (iii) how the Company can significantly reduce greenhouse gas emissions from its national fleet of vehicles (using a 2004 baseline) by 2014 and 2024, and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.

Because: (i) climate change is a serious environmental issue and shareholders are increasingly asking about the risks as well as the opportunities associated with it; (ii) shareholder value and environmental responsibility go hand-in-hand; and (iii) planning carefully and exercising leadership now on this important issue will strengthen our business over the long-term; Ford has committed to publish by the end of 2005 a comprehensive report that will examine the business implications of reducing greenhouse gas emissions from operations and products, with special reference to government policies and regulations. Based on this commitment, the shareholder proponents have agreed with the Company to withdraw the proposal.

Ford began publicly sharing its perspective on climate change in 2000 with publication of its first Corporate Citizenship Report. The Corporate Citizenship Report, which details the Company’s social and environmental performance, has been cited by external organizations for its candor in addressing business opportunities and challenges. The proposed report on climate change will likewise reflect an open dialogue about greenhouse gas emissions and global warming.

The report will address a range of possible economic, policy and regulatory developments and their potential effect on the business of manufacturing and selling cars and light trucks. The focus will be on the core market of North America but will address the global market trends. The timeframe for the report analysis will be the five to ten year horizon, with commentary offered on the 10-20 year horizon.

The report will address, among other things, regulatory actions at the state and regional level that limit greenhouse gas emissions from motor vehicles; the impact of increases in gasoline prices in the U.S. and manufacturing and/or consumer based tax policies being considered in some states that provide incentives for purchase of high mileage cars or the development of fuel efficient technologies.

The report will examine realistic strategies (technology and other business models) to limit risks and ensure the long-term success of the Company.

We will develop the climate change report in consultation with outside experts and shareholder representatives, principally Sr. Patricia Daly and other members of the Interfaith Center on Corporate Responsibility and Ceres. Ceres is a coalition of investors and environmental groups, and the convener of the Investor Network on Climate Risk.

The report will be developed under the direction of a cross-functional vice-presidential task force that has been working on strategies for addressing climate change since 2003. The Environmental and Public Policy Committee of Ford’s Board of Directors will approve the scope of the report, will review and approve the completed report, and will review the report with the full Board.

We look forward to continuing the productive dialogue with the Interfaith Center on Corporate Responsibility and Ceres on the issue of greenhouse gas emissions. We hope that shareholders will find the climate change report to be comprehensive, informative and timely. We believe that the report is an example of Ford’s commitment to anticipate the expectations of our investors and our customers for products, services and practices that deliver environmental and social as well as financial returns.

Shareholder Proposals for 2006

Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 11, 2006. Any shareholder proposal intended for inclusion in the proxy materials for the 2006 annual meeting must be received by the Company’s Secretary no later than December 7, 2005. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2004 Annual Report, including consolidated financial statements, has been mailed to you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware, for ten days prior to the meeting and on the day of the meeting.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Shareholder Information Office at 800-555-5259 or 313-845-8540 or write to them at One American Road, Dearborn, Michigan 48126.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

PETER J. SHERRY, JR.
Secretary

April 6, 2005

Directions to the Annual Meeting Site

The 2005 Annual Meeting of Shareholders is being held in the DuPont Theatre at the Hotel du Pont, 110 W. 11th Street, Wilmington Delaware. Directions to the Hotel du Pont are as follows:

DIRECTIONS TO HOTEL DU PONT

11th and Market Streets, Wilmington, DE 19801
302-594-3100  800-441-9019

FROM PHILADELPHIA ON I-95 SOUTH

1.	Take I-95 South through Chester to Wilmington
2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Ave.”
3.	Follow exit road (11th Street) to intersection with Delaware Ave. marked “52 South, Business District.
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at

Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM ROUTE 202

1.	Follow Route 202 to I-95 intersection. Take I-95 South.
2.	Take I-95 South, follow steps 2 — 5 above.

FROM BALTIMORE ON 1-95 NORTH

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”
2.	From right lane, take Exit 7 onto Adams Street.
3.	At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM NEW JERSEY

(NEW JERSEY TURNPIKE)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.
2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.
3.	From I-95 North, follow steps 1 — 5 above.

APPENDIX I

Charter of the Audit Committee

of the Board of Directors

I. Purpose

The Audit Committee shall provide assistance to the directors of the Company in fulfilling their responsibility to the shareholders relating to corporate accounting matters, the financial reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee’s purpose is to:

      (1) Assist the Board’s oversight of:

•	The reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices;
•	The establishment and maintenance of processes to assure compliance with all relevant laws, regulations, and Company policy, including a process for receipt of complaints and concerns regarding accounting, internal control or auditing matters;
•	The independent auditor’s qualifications and independence; and
•	The performance of the Company’s internal audit function and independent auditor.

      (2) Prepare the report of the Audit Committee to be included in the Company’s annual proxy statement.

II. Structure and Operations

Composition and Qualifications

The Audit Committee shall be comprised of three or more directors as determined by the Board (upon the recommendation of the Nominating and Governance Committee), each of whom shall be an “independent” director for purposes of Audit Committee membership in accordance with the rules of the New York Stock Exchange and any other applicable legal or regulatory requirement. (See the Attachment for the definition of independence.) No director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and such determination is disclosed in the Company’s proxy statement.

All members of the Audit Committee shall, in the judgment of the Board, be financially literate, which at a minimum means possessing a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall, in the judgment of the Board, have accounting or related financial management expertise. The Audit Committee shall also disclose, in accordance with applicable regulatory requirements, whether any member of the Audit Committee is a “financial expert,” as defined by the Securities and Exchange Commission.

Appointment and Removal

The members of the Audit Committee shall be designated by the Board annually and shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Audit Committee may be removed, with or without cause, by a majority vote of the Board. Unless a Chair is designated by the full Board, the members of the Audit Committee shall designate a Chair by majority vote of the full Audit Committee membership. The Chair will chair all regular sessions of the Audit Committee and set the agenda for Audit Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Audit Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Audit Committee and, to the extent not expressly reserved to the Audit Committee by the Board or by applicable law, rule or regulation, to any other committee of directors of the Company appointed by it, which may or may not be composed of members of the Audit Committee.

III. Meetings

The Audit Committee shall ordinarily meet at least four times annually, or more frequently as circumstances dictate. Any member of the Audit Committee may call meetings of the Audit Committee. The Audit Committee shall meet periodically with each of management, the General Auditor and the independent auditor, separately, to discuss any matters that the Audit Committee or these activities believe should be discussed privately. In addition, the Audit Committee (or at minimum its Chair) should receive quarterly communications from the independent auditor and management regarding financial results, consistent with Section IV.1 below.

Any director of the Company who is not a member of the Audit Committee may attend meetings of the Audit Committee; provided, however, that any director who is not a member of the Audit Committee may not vote on any matter coming before the Audit Committee for a vote. The Audit Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Audit Committee may meet in executive session, as the Audit Committee deems necessary or appropriate.

IV. Responsibilities and Duties

The following functions shall be common recurring activities of the Audit Committee in carrying out its purpose set forth in Section I of this Charter. These functions should serve as a guide with the understanding that the Audit Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.

The Audit Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern within the purpose of the Audit Committee that the Audit Committee deems appropriate or necessary and shall have the sole authority to retain and terminate outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention.

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/ Reports Review

(1)	Review and discuss with management and the independent auditor the annual and quarterly financial statements prior to their filing, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditor of the matters required to be communicated by applicable Statements of Auditing Standards.

(2)	Discuss generally the Company’s philosophy and processes associated with earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

(3)	Review with the independent auditor all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

The Independent Auditor

(4)	Have the sole authority and responsibility to select (subject to shareholder ratification), evaluate, determine the compensation of and, where appropriate, replace the independent auditor. The Audit Committee shall review the performance of the independent auditor periodically and make determinations regarding the appointment or termination of the independent auditor. The independent auditor is ultimately accountable to the Audit Committee for such auditor’s review of the financial statements and controls of the Company. On an annual basis, the Audit Committee will review and discuss with the independent auditor all significant relationships the auditor has with the Company to determine the auditor’s independence.

(5)	At least annually, obtain and review a report by the independent auditor describing: the independent auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

(6)	Oversee the independence of the auditor by:

•	Receiving from the independent auditor, on a periodic basis, a formal written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standards and with all applicable laws, rules and regulations.
•	Reviewing, and actively discussing with the Board, if necessary, and the independent auditor, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditor and to pre-approve any non-audit engagement between the Company and the independent auditor consistent with regulatory requirements and disclose any such engagements in the periodic reports of the Company.
•	Developing clear hiring policies for employees or former employees of the independent auditor.
•	Recommending, if necessary, that the Board take certain action to satisfy itself of the auditor’s independence.
•	Ensuring that the lead audit partner, the concurring review partner, the client service partner and other partners directly involved in the performance of the audit, of the independent auditor are rotated at least every five years.

Financial Reporting Process

(7)	In consultation with the independent auditor and the internal auditor, review the integrity of the financial reporting processes, both internal and external.

(8)	Review, with the Company’s Disclosure Committee: (i) the Company’s disclosure controls and procedures; (ii) any significant deficiencies in the design or operation of internal controls of the Company which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (iii) any fraud, material or otherwise, that involves management or other employees who have a significant role in the Company’s internal controls.

(9)	Consider and approve, if appropriate, major changes to auditing and accounting principles and practices as suggested by the independent auditor, management, or the General Auditor’s Office.

(10)	Establish regular systems for review with the Audit Committee by finance management, the independent auditor and the General Auditor’s Office reports regarding any significant judgments made, or significant disagreements, in management’s preparation of the financial statements. As a part thereof, the Audit Committee shall review any problems or difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information and management’s response.

Ethical and Legal Compliance/ General

(11)	Review, with the Office of the General Counsel, any legal or regulatory matter that could have a significant impact on the financial statements.

(12)	Establish procedures for the receipt, retention and treatment of complaints and concerns (including a procedure for submitting such complaints and concerns on a confidential and anonymous basis) received by the Company regarding accounting, internal accounting controls, or auditing or related matters.

(13)	Ensure management has a proper review system in place to ensure that financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

(14)	Review activities, organization structure, and qualifications of the General Auditor’s Office, and participate in the appointment, dismissal, evaluation and the determination of the compensation of the General Auditor.

(15)	Review, at least annually, policies with respect to risk assessment and risk management.

(16)	Establish a code of ethics for the senior financial personnel of the Company in accordance with applicable law, rules and regulations.

(17)	Perform any other activities consistent with this Charter, the By-Laws of the Company, New York Stock Exchange rules and any other applicable law, rules or regulations as the Audit Committee or the Board deems necessary or appropriate.

(18)	Review and discuss with management, the independent auditor, and the General Auditor: (a) the adequacy and effectiveness of the Company’s internal controls over financial reporting (including any significant deficiencies or material weaknesses therein and any significant or material changes thereto); (b) management’s assessment of the effectiveness of its internal controls and the basis therefor; (c) the independent auditor’s attestation of management’s assessment, and its audit of the Company’s internal controls over financial reporting; (d) the Company’s internal audit function and procedures; and (e) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management’s evaluation thereof.

Reports

(19)	Report regularly to the Board (i) following meetings of the Audit Committee, (ii) with respect to such other matters as are relevant to the Audit Committee’s discharge of its responsibilities, (iii) with respect to such recommendations as the Audit Committee may deem appropriate, and (iv) the Audit Committee’s conclusions with respect to the independent auditor. The report to the Board may take the form of an oral report by the Chair or any other member of the Audit Committee designated by the Audit Committee to make such report.

(20)	Prepare and publish an annual report of the Audit Committee to be included in the Company’s Proxy Statement.

(21)	Maintain minutes and other records of meetings and activities of the Audit Committee, as appropriate under Delaware law.

V. Annual Performance Evaluation

The Audit Committee shall perform a review and evaluation, at least annually, of the performance of the Audit Committee and its members, including a review of adherence of the Audit Committee to this Charter. In addition, the Audit Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Nominating and Governance Committee any improvements to this Charter that the Audit Committee considers necessary or appropriate. The Audit Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.

Attachment

Independence For Audit Committee Members

Independence

The Audit Committee is required to consist of at least three directors, each of whom must be independent. An independent director is a director whom the Board has determined has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and otherwise meets the requirements for “independence” under the rules of the New York Stock Exchange and any other applicable legal or regulatory requirement. Set forth below are current criteria affecting Audit Committee membership:

• Employees of the Company or its affiliates* may not serve on the Audit Committee until five years following the termination of employment.

• A director who is, or in the past five years has been, affiliated with or employed by a present or former auditor of the Company (or of an affiliate) may not serve on the Audit Committee until five years following the end of either the affiliation or the auditing relationship.

• The only compensation a director may receive from the Company are the fees and compensation received for serving on the Board and Committees of the Board or for serving on any board or any committee of such board of the Company’s affiliates, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors of the Company or its affiliates, as well as other regular benefits other such directors receive. Neither a director, nor the firm with which a director is associated, may receive any compensation for providing consulting, legal or financial advisory services, regardless of who within the firm provides the service.

• A director who is employed as an executive of another corporation where any of the Company’s executives serve on that corporation’s compensation committee may not serve on the Audit Committee.

• A director who is an immediate family member** of any individual who falls within the preceding categories cannot serve on the Audit Committee until five years following the termination of such relationship.

*	Affiliate includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

**	Immediate family includes a person’s spouse, parents, children, siblings, parents-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than the employee) who shares such person’s home.

Notice of 2005 Annual Meeting of Shareholders and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.
FORD MOTOR COMPANY-PS-05

FORD MOTOR COMPANY

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8553
EDISON, NJ 08818-8553

Your vote is Important. Please vote immediately.

Vote-by-Internet
Log on to the Internet and go to
http://www.eproxyvote.com/f

Vote-by-telephone
Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by Telephone,
please do not mail your card.

\/ DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL \/

Please mark	5905
your votes as in
this example.

FORD MOTOR COMPANY

Proposal 1- Election of Directors
  (Please see reverse)

FOR	AGAINST
☐	☐

☐
For, except vote against the following nominee(s):

The Board of Directors Recommends a Vote FOR the Election of all Management Nominees and FOR Proposal 2.
	FOR	AGAINST	ABSTAIN
Proposal 2 — Ratification of Selection of	☐	☐	☐
Independent Registered Public Accounting Firm

The Board of Directors Recommends a Vote AGAINST Proposals 3, 4, 5, 6, 7 and 8.

Proposal 3 — Relating to Disclosure of Officers’ Compensation	☐	☐	☐

The Board of Directors Recommends a Vote
AGAINST Proposals 3, 4, 5, 6, 7 and 8.

	FOR	AGAINST	ABSTAIN
Proposal 4 — Relating to the Company Reporting on CAFE Lobbying Efforts.	☐	☐	☐

Proposal 5 — Relating to Limiting Certain Compensation for Named Executives.	☐	☐	☐

Proposal 6 — Relating to Tying Executive Compensation to a Reduction of Lifetime Product Greenhouse Gas Emissions	☐	☐	☐

Proposal 7 — Relating to Consideration of Recapitalization Plan to Provide that All Company Stock Have One Vote Per Share	☐	☐	☐

Proposal 8 - Relating to Establishing a Committee of the Board of Directors to Evaluate any Conflict of Interest	☐	☐	☐

REQUEST
ANNUAL MEETING TICKET	☐

ADDRESS CHANGE	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

Ford Motor Company
Annual Meeting of Shareholders
May 12, 2005, 9:00 a.m., Eastern Time
Hotel du Pont
100 W. 11th Street
Wilmington, Delaware

\/ DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL \/

Ford Motor Company
Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints Donat R. Leclair and David G. Leitch, or either of them, proxies with power of substitution, to vote all the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Ford Motor Company’s Annual Meeting of Shareholders to be held at the Hotel du Pont, 100 W. 11th Street, Wilmington, Delaware, at 9:00 a.m., Eastern Time, on May 12, 2005, and any adjournments thereof.

The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed below or any other person selected by the Board of Directors in substitution for any of the nominees (Proposal 1) and (b) “FOR ” Proposal 2 and “AGAINST” Proposals 3, 4, 5, 6, 7 and 8, each of which is set forth in the Proxy Statement.

Proposal 1 — Election of Directors — Nominees:

01. John R. H. Bond	04. Edsel B. Ford II	07. Marie-Josee Kravis	10. Homer A. Neal	13. Carl E. Reichardt
02. Stephen G. Butler	05. William Clay Ford, Jr.	08. Richard A. Manoogian	11. Jorma Ollila	14. Robert E. Rubin
03. Kimberly A. Casiano	06. Irvine O. Hockaday, Jr.	09. Ellen R. Marram	12. James J. Padilla	15. John L. Thornton

PLEASE SIGN AND DATE ON REVERSE

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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